                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-39934


                          Prospectus Supplement No. 4

                      (To Prospectus Dated June 23, 2000)

                                4,800,000 Shares
                              RNETHEALTH.COM, INC.
                                  Common Stock


     You should read this prospectus supplement along with the accompanying Prospectus. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

    Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 506 Santa Monica Blvd., Suite 400, Santa Monica, California 90401. Our telephone number is (310) 393-3979.

                                  ------------


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                                  ------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 30, 2000

                                USE OF PROCEEDS

     The net proceeds to us from this offering will be $187,500. We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 8 of the prospectus.

                              PLAN OF DISTRIBUTION

     We have entered into a Common Stock Purchase Agreement with Tourneaux, Ltd. (the "Purchaser") to raise up to $10 million through a series of sales of our common stock, or which shares representing approximately $3,075,000 have been registered. The dollar amount of each sale is limited by our common stock's trading volume, and a minimum period of time must elapse between each sale (see Draw Down Terms on page 36). Each sale will be to the Purchaser at a discount of 10-12% of the then current stock price. In turn, the Purchaser (the "Selling Shareholder") will either sell our stock in the open market, to other investors through negotiated transactions or hold our stock. This prospectus relates to the resale of our stock by the Purchaser either in the open market or to other investors.

     To date, and before the issuance of shares pursuant to this prospectus supplement and the receipt of net proceeds in consideration for those shares, we have issued and sold an aggregate of 379,514 shares of our common stock to the Purchaser pursuant to the Common Stock Purchase Agreement.

     We are offering 336,376 shares of our common stock to the Purchaser pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $0.5574 per share. We will not pay any other compensation in conjunction with the sale of our common stock.

     The Purchaser and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in the over-the-counter market, in privately negotiated transactions, at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

     The Purchaser may also sell its shares under Rule 144 instead of this prospectus, if Rule 144 is available for those sales.

     The transactions in the shares may be effected by ordinary brokerage transactions and transactions in which the broker solicits purchasers, purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer, block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction or negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     In the Common Stock Purchase Agreement with Tourneaux, Ltd. we have agreed to indemnify and hold harmless Tourneaux, Ltd. as the Purchaser and each person who controls Tourneaux, Ltd. against certain liabilities, including liabilities under the Securities Act of 1933, as amended, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Tourneaux, Ltd.

                          MARKET FOR OUR COMMON STOCK

     Our common stock is listed on the OTC Bulletin Board under the symbol RNET.OB. On August 30, 2000, the closing price of our common stock was $0.625. The common stock sold under this prospectus supplement will be listed on the Bulletin Board after it is notified that the shares have been issued. As of August 30, 2000 and before the issuance of shares pursuant to this prospectus supplement, we had 36,633,687 shares of common stock outstanding.

                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-39934


PROSPECTUS

                               4,800,000 Shares of
                              RNETHEALTH.COM, INC.
                                  Common Stock

     This Prospectus relates to an aggregate of 4,800,000 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), of RnetHealth.com, Inc. (the "Company") which may be offered and sold from time to time, by Torneaux Ltd. (referred hereinafter as the "Selling Shareholders") in connection with all draw downs pursuant to the terms and conditions of the Common Stock Purchase Agreement and the shares of Common Stock issuable pursuant to the exercise of warrants. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders except for proceeds received from the exercise of warrants. See "Selling Shareholders".

     The Shares may be offered for sale from time to time by the Selling Shareholders or their pledgees, donees, transferees or other successors in interest, in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Shareholders or through one or more broker-dealers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any discounts, commissions and concessions and any profits realized on any sale of the Shares may be deemed to be underwriting compensation. See "Selling Shareholders" and "Plan of Distribution".


       The Common Stock is listed on the Nasdaq Bulletin Board as RNET.OB.

                            -------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                            -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                 The date of this Prospectus is June 23, 2000

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference includes, but is not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

     RnetHealth.com, Inc. (symbol: RNET.OB) (the "Company") is a digital media company leveraging the converging digital technologies of the Internet (www.rnethealth.com) and television (Recovery Network) to deliver traditional and alternative behavioral health interactive intervention and self-help programs, community and e-care to consumers, businesses and their employees.

     The broadband component -- Recovery Network - is a satellite-delivered television network reaching approximately 6.0 million cable households.

     The Internet component -- www.rnethealth.com -- provides a branded, integrated, Web-based solution via a public platform for consumers, as well as a business-to-business platform for the behavioral healthcare needs of employees, employers, insurance companies, managed care organizations, health care systems, providers, universities and other organized communities. The Company is the behavioral health resource for America Online's Digital City, Inc. ("AOL/DCI"), the No. 1 local online city guide network. RnetHealth.com receives branding on AOL/DCI and direct links from AOL/DCI to the RnetHealth.com web site.

     The Company's primary market is individuals whose lives are impacted by behavioral health issues (e.g., eating disorders, depression, substance abuse, stress, anxiety, etc.) as well as by the chronic diseases associated with behavioral health issues (including cancer, heart disease, hypertension, asthma, diabetes, hepatitis, and others). The Company provides action plans for traditional forms of treatment, as well as clinically based alternative and complementary health solutions.

     RnetHealth.com's efforts are uniquely integrated with leading nonprofit behavioral health care organizations. The Company's National Partnership for Recovery and Prevention consists of over 50 prominent national health, support, recovery and prevention organizations that represent over 40 million people throughout the United States.

                                  THE OFFERING

We have entered into a Common Stock Purchase Agreement with Torneaux Ltd. (the "Purchaser") to raise up to $10 million through a series of sales of our common stock, of which shares representing approximately $3,075,000 are being registered herein. The dollar amount of each sale is limited by our common stock's trading volume, and a minimum period of time must elapse between each sale (see Draw Down Terms on page 36). Each sale will be to the Purchaser at a discount of 10-12% of the then current stock price. In turn, the Purchaser (the "Selling Shareholder") will either sell our stock in the open market, to other investors through negotiated transactions or hold our stock. This prospectus relates to the resale of our stock by the Purchaser either in the open market or to other investors.

------------------------------------------------------------    ---------------
SECURITIES OFFERED BY THE SELLING SHAREHOLDER                    4,800,000 (a)
------------------------------------------------------------    ---------------
COMMON STOCK OUTSTANDING BEFORE AND AFTER THE OFFERING          36,612,917 (b)
HEREBY
------------------------------------------------------------    ---------------
TRADING SYMBOL                                                  RNET.OB
------------------------------------------------------------    ---------------

------------

(a) Includes the estimated number of shares issuable to the Purchaser (see above) pursuant to the Common Stock Purchase Agreement, including an estimated 960,000 shares issuable pursuant to the exercise of warrants.

(b) Represents shares of Common Stock outstanding as of June 1, 2000 plus the 4,800,000 shares issuable to the Purchaser as described above. Does not include 11,736,273 shares of Common Stock issuable upon the exercise of stock options and warrants granted to employees, investors and consultants of the Company

                          SUMMARY FINANCIAL INFORMATION

     The summary financial data set forth below is derived from and should be read in conjunction with the audited financial statements at June 30, 1999 and for the fiscal years ended June 30, 1998 and 1999, and the unaudited interim financial statements at March 31, 2000 and for the nine-month period then ended, including the notes thereto, appearing elsewhere in this Prospectus.


STATEMENT OF OPERATIONS DATA:

                                                                                                 Nine-Month Period
                                                            Fiscal Year Ended June 30,            Ended March 31,
                                                            1998                  1999                  2000
                                                         ----------            ----------            ----------
Net loss                                                 $8,261,734            $8,141,287            $6,380,776
Basic and diluted loss per share                         $    (1.91)           $    (0.96)           $   (0.30)
Weighted average number of shares outstanding             4,336,405             8,514,557            21,426,404

BALANCE SHEET DATA:


                                                      At June 30, 1999            At March 31, 2000
                                                           Actual               Actual        Proforma(a)
                                                           ------               ------        -----------
Working capital (deficit)                               $(1,263,901)         $   86,902       $3,161,902
Total assets                                              1,268,379           1,675,908        4,750,908
Total liabilities                                         1,880,396           1,137,905        1,137,905
Shareholders' equity (deficit)                             (612,017)            538,003        3,613,003


---------

(a) Gives effect to the sale of an estimated 3,840,000 Common Stock to the Purchaser (see above) for net proceeds of approximately $3,075,000 (based on the current stock price of $0.91 per share). Does not give effect to any proceeds from shares of Common Stock issuable to the Purchaser upon the exercise of stock warrants or any additional shares of Common Stock that may be issued pursuant to the exercise of any other outstanding options or warrants.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock.

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by the words "believe," "expect," "intend," "estimate" and similar expressions. Those statements appear in a number of places in this report and include statements regarding the intent, belief or current expectation of our directors or officers with respect to, among other things, trends affecting our financial conditions and results of operations and our business and growth strategies. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors (such factors are referred to herein as "Cautionary Statements"). The accompanying information contained in this Prospectus, including the information set forth under "Plan of Operation" and "Business" identifies important factors that could cause such differences. Such forward-looking statements speak only as of the date of this report, and we caution potential investors not to place undue reliance on such statements. We undertake no obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf is expressly qualified in their entirety by the Cautionary Statements.

     LACK OF MEANINGFUL REVENUES; SIGNIFICANT AND CONTINUING LOSSES; EXPLANATORY PARAGRAPH IN INDEPENDENT PUBLIC ACCOUNTANTS REPORT. Organized in 1992 and later reorganized in 1995, we have been primarily engaged in broadcasting of recovery television in limited markets, affiliate marketing and development, acquisition and production of programming, establishing Recovery Talk Radio and the Help Line and forming relationships with individuals and organizations in the recovery field. Recently, we have begun developing our Internet business. We have a limited relevant operating history upon which you can evaluate our performance and prospects . We have not generated any meaningful revenues and do not expect to generate any meaningful revenues for the foreseeable future. To date, we have incurred significant net losses, including net losses for the nine-month period ended March 31, 2000 which were $6,380,776 or $0.30 per share as compared to net losses for the fiscal year 1999 which were $8,141,287 or $0.96 per share and net losses of $8,261,734 or $1.91 per share in fiscal year 1998. We expect to incur substantial additional capital expenditures and operating costs in connection with the operation and expansion of our business (including the Internet operations), satellite transmission of programming and the development and production of television programming, which will result in significant losses for the foreseeable future. There can be no assurance that we will ever generate significant revenues or achieve profitable operations. Our independent public accountants have included an explanatory paragraph in their report on our financial statements, stating that certain factors raise substantial doubt about our ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

SIGNIFICANT CAPITAL REQUIREMENTS; CONTINUING NEED FOR ADDITIONAL FINANCING. Our capital requirements have been and will continue to be significant, and our cash requirements have been exceeding our cash flow from operations and financing activities. Our operating expenses for the nine-month period ended March 31, 2000 were $5,448,357, as compared to fiscal year 1999 expenses of $9,250,551 and fiscal 1998 expenses of $8,524,380. We don't anticipate that existing shareholders will provide any portion of our future financing requirements. Consequently, we can't be sure that any additional financing will be available to us when needed, on commercially reasonable terms, or at all. If we can't obtain additional financing when needed this would have a material adverse effect on us, requiring us to curtail and possibly cease our operations. In addition, any additional equity financing may involve substantial dilution to the interests of our existing shareholders. In addition, our equity is currently below the minimum required for the listing of the our shares on the NASDAQ Small Cap Market and, as a result, our stock was delisted during 1999. Unless we can demonstrate the ability to raise our equity to an amount in excess of $2 million, and present a plan that will satisfy NASDAQ's other standards regarding profitability and stock price stability maintaining minimum bid price over $1.00, our shares may not be registered on the NASDAQ Small Cap Market.

SALE OF SHARES TO TORNEAUX LTD. MAY HAVE A DILUTIVE EFFECT TO OUR SHAREHOLDERS AND LOWER THE MARKET PRICE FOR OUR COMMON STOCK. Shareholders may experience significant dilution from our sale of shares of common stock and warrants, to Torneaux LTD under the Common Stock Purchase Agreement. In addition of our common stock, the resale by Torneaux LTD. of our common stock may lower its market price.

     NEW CONCEPT; UNCERTAINTY OF MARKET ACCEPTANCE OF RNEHEALTH.COM BY INTERNET USERS, SUBSCRIBERS AND ADVERTISERS; UNCERTAINTY OF ABILITY TO IMPLEMENT PLAN OF OPERATION. Our proposed plan of operation and prospects will be largely dependent on the success of our affiliate marketing efforts, including our ability to enter into affiliation agreements with operators of local cable systems with a significant number of subscribers or other arrangements for the airing of the Recovery Network, our ability to successfully operate under the Transponder Contract, develop or acquire sufficient television programming to enable us to expand our hours of broadcast, achieve significant viewer loyalty, attract advertisers and develop or enter into arrangements for the supply of products, such as videotapes, audio cassettes and books to merchandise. We have limited experience in developing and operating a cable television network and marketing recovery and prevention-related products and services, and we have limited information available concerning the potential performance or market acceptance of Recovery television and recovery and prevention-related products and services. There can be no assurance that we will be able to implement our business plan successfully or that unexpected expenses, problems, or technical difficulties will not occur which would result in material delays in its implementation. The combination of our recovery and prevention-related products and services via the Internet involves a new business concept. As is typical in the case of a new concept, demand and market acceptance of Rnethealth.com and recovery and prevention-related products and services are subject to a high level of uncertainty. To-date, we have not conducted any independent market, concept feasibility studies or any additional market testing activities, although we plan to. Our prospects will be significantly affected by the success of our strategic efforts to align our business with healthcare institutes and healthcare providers, the acceptance of our Internet content by potential users and subscribers and our ability to attract advertisers. Achieving market acceptance for our recovery and prevention-related products and services will require significant effort and expenditures from us to create awareness and demand by Internet users, advertisers and other host that potentially will utilize us.

     UNCERTAINTY OF CONTENT DEVELOPMENT AND CONTENT ACQUISITION. We are required to commit considerable time, effort, and resources to development and acquisition of an expansive library of content, beyond the programming we already possess. Our development and production efforts are subject to all of the risks inherent in the development and acquiring of new content, including unexpected delays, expenses, technical problems and difficulties, as well as the possible insufficiency of funds to complete satisfactory development and acquisitions, which could result in abandonment or substantial change in content. There can be no assurance that our development and acquisition efforts will be successfully completed on a timely basis, or at all, or that unexpected events will not occur which would result in increased costs or material delays in development.

     BROADCAST INTERRUPTIONS AND EQUIPMENT FAILURES. We are dependent upon the Transponder Contract to provide the necessary services to enable us to broadcast our programming through cable systems with which we directly enter into affiliation agreements. It is possible that we could experience broadcast interruptions and equipment failures, which could last for a significant period of time. Broadcast interruptions or equipment failures affecting broadcasting of our programming could adversely affect viewer perception of, and advertiser confidence in, Our Network could result in loss of advertising revenue, which could have a material adverse effect on us.

     RISKS RELATING TO THE DEVELOPMENT AND SUPPLY OF RECOVERY RELATED PRODUCTS; RISKS RELATED TO RECOVERY DIRECT; UNCERTAINTY OF COMMERCIAL ACCEPTANCE OF RECOVERY RELATED PRODUCTS. We have just recently begun to enter into arrangements for the supply of recovery and prevention-related products to market and to offer them to the public. Net sales were $985,880 for the nine-month period ended March 31, 2000, as compared to net sales of $1,533,922 for the fiscal year 1999 and net sales of $894,758 for the fiscal year 1998. The increases are primarily attributable to the acquisition of our wholly owned merchandise and distribution subsidiary in December 1997; as a result, the revenues for fiscal year 1998 include only six months' of revenues from the subsidiary as compared to 12 months' revenues in fiscal year 1999 and 9 months' revenues in fiscal year 2000. Development of such business is subject to all of the risks associated with the development of a new line of business, including unexpected delays, as well as insufficiency of funds to complete satisfactory development of products and services. To the extent we enter into arrangements for the supply of recovery and prevention-related products with third parties, we will be dependent upon its suppliers to, among other things, satisfy our quantity and performance specifications and to dedicate sufficient production capacity to meet our scheduled delivery requirements. Additionally, we have not conducted and do not intend to conduct any formal market studies or feasibility studies for any potential products.

     Achieving market acceptance for recovery and prevention-related products will require substantial marketing efforts, expenditure of significant funds and use of commercial time on our network and Recovery Talk Radio and advertising space on our ecommerce site otherwise available for sale to advertisers to inform potential customers of potential products. There can be no assurance that we will continue to be able to develop or enter into arrangements for the supply of recovery and prevention-related products or that our efforts will result in successful product commercialization or initial or continued market acceptance for any potential recovery and prevention-related products.

     FACTORS AFFECTING CABLE TELEVISION INDUSTRY. A portion of our business is concentrated in the cable television industry, which is continually evolving, and subject to rapid change. Recently, direct satellite services ("DSS") and digital cable deployment and advances in signal compression/decompression technologies have begun to create additional channel capacity and new opportunities for television networks. There can be no assurance, however, that DSS or such other technologies will be further developed or utilized to expand channel capacity. Our growth strategy is based, in part, upon the continued growth of the cable and DSS industries and the expected increased availability of channel capacity. If the cable industry grows slower than expected or ceases to grow or if channel capacity does not expand as rapidly as expected, or ceases to grow, we may not be able to enter into a sufficient number of affiliation agreements or other arrangements for the carriage of our Network, which would have a material adverse effect on us.

     COMPETITION. Our Network competes with all other existing and planned television networks and other television programming for available airtime, channel capacity, advertiser revenue and revenue from license fees. Many of these television networks and producers of television programming are well established, have reputations for success in the development and operation of television networks and/or development of television programming, have established significant viewer loyalty and have significantly greater industry, financial, marketing, programming, personnel and other resources than us. In addition, if cable television channel capacity increases as we expect, competition from smaller competitors and other start-up television networks could increase significantly. Although we are not aware of any television network with programming focusing principally on recovery issues and prevention issues, there are an increasing number of recently introduced or planned cable networks which focus on overall life-style, self-improvement and health themes and there are numerous programs which address recovery issues and prevention issues. Moreover, because our programming and content is intended to provide information and support to persons facing recovery issues and prevention issues, our recovery and prevention-related products and services will compete with other products and services which perform similar functions, such as support groups, self-help videos, audio cassettes and books and helplines. There can be no assurance that we will be able to successfully compete for airtime, channel capacity, advertiser time/space or viewership/visitors.

     UNCERTAINTY OF PROTECTION OF PROPRIETARY INFORMATION. We have pending registration applications in the United States Patent and Trademark Office for our trademarks. We use the "Recovery Network" a registered trademark in connection with our programming. We believe that our trademark and copyrights, including "The Recovery Network" trade name and the signature look of the network, have significant value and are important to the marketing and promotion of Rnethealth.com and our recovery and prevention-related products and services. Although we believe that our trademarks and copyrights do not and will not infringe on trademarks or violate proprietary rights of others, it is possible that existing trademarks and copyrights may not be valid or that infringement of existing or future trademarks or proprietary rights may occur. In the event our trademarks or our copyrights infringe trademarks or proprietary rights of others, we may be required to change the name of our network, proposed television shows, radio talk show or obtain a license. There can be no assurance that we will be able to do so in a timely manner, on acceptable terms and conditions, or at all. Failure to do any of the foregoing could have a material adverse effect on us. In addition, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a trademark infringement or proprietary rights violation action. Moreover, if our trademarks or copyrights infringe the trademarks or proprietary rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us.

     We also rely on trade secrets and proprietary know-how and employs various methods to protect its concepts, ideas and the documentation of its television programming and concepts in development. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to our know-how, concepts, ideas and documentation. Furthermore, although we expect to have confidentiality and non-competition agreements with our employees and appropriate consultants, there can be no assurance that such arrangements will adequately protect the our trade secrets or that others will not independently develop programming similar to ours.

     INSURANCE AND POTENTIAL LIABILITY. The operation of a television, radio and interactive media business subjects us to possible liability claims from others, including viewers, listeners and callers to the Help Line for claims arising from the unauthorized use of name or likeness, invasion of privacy, defamation and slander. We maintain general liability insurance (with coverage in amounts of up to $1,000,000 per occurrence and $1,000,000 per annum), including insurance relating to personal injury and advertising injury, in amounts which we currently considers adequate. Nevertheless, a partially or completely uninsured claim against us, if successful, could have a material adverse effect on us.

     CONTROL BY MANAGEMENT. Our current executive officers and directors in the aggregate, beneficially own approximately 42% of the outstanding Common Stock. Accordingly, such persons may have the ability to exert significant influence over the election of our Board of Directors and other matters submitted to our shareholders for approval.

     DEPENDENCE ON KEY PERSONNEL; NEED FOR QUALIFIED PERSONNEL. We are highly dependent on our executive officers and our senior management, and we will likely depend on our senior management for any significant business which we will embark upon in the future. The loss of the services of any of our current executive officers or our key employees or any member of our senior management of any acquired business could have a material adverse effect on our business, results of operations and financial condition.

     NO DIVIDENDS. To date, we have not paid any cash dividends on the Common Stock and do not expect to declare or pay dividends on the Common Stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of future loan agreements or the future authorization and issuance of Preferred Stock.

     RISK OF LOW-PRICED STOCKS. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 ("Exchange Act") impose sales practice and disclosure requirements on certain brokers and dealers who engage in certain transactions involving "a penny stock." Currently our Common Stock is considered a penny stock for purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed on certain brokers and dealers could impede the sale of our Common Stock in the secondary market. In addition, the market liquidity for our securities may be severely adversely affected, which could have a concomitant adverse effects on the price of our securities. Under the penny stock regulations, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker or dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker or dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission ("SEC") relating to the penny stock market, unless the broker or dealer or the transaction is otherwise exempt. A broker or dealer is also required to disclose commissions payable to the broker or dealer and the registered representative and current quotation for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

                                 USE OF PROCEEDS

     We expect to sell to Purchaser, subject to an effective registration and applicable limitations, $3,075,000 of common stock under the Common Stock Purchase Agreement. Additional amounts may be received if the warrants to purchase common stock are exercised. Net proceeds are determined after deducting all expenses of the offering (estimated to be $30,000). We intend to use the net proceeds from this offering for working capital and general corporate purposes. The Company projects that this additional cash will be sufficient to fund the Company's operations and capital requirements through March 31, 2001. There can be no assurance, however, that such funds will not be expended prior thereto due to inability to obtain all the committed funds from the Purchaser, unanticipated changes in economic conditions, or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Proceeds not immediately required for the purposes described above will be invested principally in short-term bank certificates of deposit, short-term securities, United States Government obligations, money market instruments and/or other interest-bearing investments.

                                DIVIDEND POLICY

     The Company has not paid dividend on its common stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes. The declaration in the future of any cash or stock dividends on the Common Stock will be at the discretion of the Board and will depend upon a variety of factors, including the earnings, capital requirements and financial position of the Company and general economic conditions at the time in question. In addition, the payment of cash dividends on the Common Stock in the future could be limited or prohibited by the terms of financing agreements that may be entered into by the Company (e.g., a bank line of credit or an agreement relating to the issuance of debt securities of the Company) or by the terms of any Preferred Stock that may be authorized and issued.

                              PLAN OF DISTRIBUTION

     The Shares may be offered for sale from time to time by the Selling Stockholder or their pledges, donees, transferees or other successors in interest, in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold directly by the Selling Shareholders or through one or more broker-dealers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and such broker-dealers may be deemed to be underwriters within the meaning of the of Securities Act, and any discounts, commissions and concessions and any profit realized on any sales of the Shares may be deemed to be underwriting compensation.

                                LEGAL PROCEEDINGS

     On March 23, 1999, Michele LeBlanc filed a lawsuit against the Company in United States District Court for the Central District of California, Western Division. The complaint listed 10 separate counts including wrongful termination and violation of Federal securities laws. Generally, the plaintiff seeks unspecified compensatory damages, attorneys' fees and costs. In January 2000, the Company filed a Motion for Summary Judgment with respect to all claims asserted by Ms. LeBlanc. The Court ordered summary judgment for the Company as to seven of the ten claims, including the wrongful termination claim and the alleged Federal securities laws violations.

     On April 25, 2000, Peter Graf filed a lawsuit against the Company and its officer in the United States District Court, Southern District of New York. Mr. Graf alleges claims for negligence,breach of fiduciary duty, as well as theft and conversion. Mr. Graf seeks damages in excess of $1.3 million. The Company has filed its answer together with affirmative defenses and a counterclaim against Mr. Graf for breach of contract.

                                 CAPITALIZATION

The following table sets forth (i) short-term debt and total capitalization of the Company as of June 30, 1999 and March 31, 2000, and (ii) the pro forma capitalization at March 31, 2000 date after giving retroactive effect to the Sale of stock to the Purchaser for estimated net proceeds of approximately $3,075,000.


                                         June 30, 1999               March 31, 2000 (UNAUDITED)
                                            Actual                 Actual           Proforma (a)
---------------------------------------------------------------------------------------------------
Short-term debt, including
current portion of capital
lease obligation                        $    500,832            $    37,500          $     37,500
                                        ============            ===========          ============
---------------------------------------------------------------------------------------------------
Shareholders' equity (deficit);
Common Stock, $0.01 par
value                                   $    154,945            $   299,606              $338,006
---------------------------------------------------------------------------------------------------
Additional paid in capital                21,813,509             29,641,294            32,677,894
---------------------------------------------------------------------------------------------------
Prepaid Consulting                          (230,331)                     -                     -
---------------------------------------------------------------------------------------------------
Common stock subscription
receivable                                   (50,000)                     -                     -
---------------------------------------------------------------------------------------------------
Accumulated deficit                      (22,300,140)           (29,402,897)          (29,402,897)
                                        ------------            -----------          ------------
---------------------------------------------------------------------------------------------------
Total shareholder's equity
(deficit)                               $   (612,017)           $   538,003          $  3,613,003
                                        ============            ===========          ============
---------------------------------------------------------------------------------------------------
Total Capitalization                    $   (617,017)           $   538,003          $  3,613,003
                                        ============            ===========          ============
---------------------------------------------------------------------------------------------------

(a) Gives effect to the sale of an estimated 3,840,000 shares of Common Stock to the Purchaser (see above) for net proceeds of approximately $3,075,000 based on the current stock price of $0.91 per share. Does not give effect to any proceeds form shares of Common Stock issuable to the Purchaser upon the exercise of stock warrants or any additional shares of Common Stock that may be issuable pursuant to the exercise of any other outstanding options or warrants.

                           PRICE RANGE OF COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

     Prior to September 29, 1997, there was no market for the Company's securities. From September 29, 1997 until January 7, 1998, one share of the Company's Common Stock and one Redeemable Warrant (which entitled the holder to purchase one share of Common Stock at a price of $5.50 per share through the close of business on September 29, 2002, or an earlier redemption date) (each, a "Redeemable Warrant" and collectively, the "Redeemable Warrants") traded as a unit (each, a "Unit" and collectively, the "Units"). Beginning on January 9, 1998, shares of the Company's Common Stock and the Redeemable Warrants began trading separately. In all cases, the Company's Units, Common Stock and Redeemable Warrants traded on the NASDAQ SmallCap Market. On April 21, 1999, the Company's stock was delisted and immediately began trading on bulletin board. The table below sets forth the high and low closing bid prices for the Units, the Common Stock and the Redeemable Warrants, as reported on the NASDAQ SmallCap Market, during the period July 1, 1998 to April 21, 1999, and on the bulletin board beginning April 22, 1999 . The quotations represent inter-dealer quotations without adjustment for retail mark-ups, markdowns or commissions and may not represent actual transactions:


---------------------------------------------------------------------------------------------------------------------
                                   COMMON STOCK               REDEEMABLE WARRANTS                   UNITS
---------------------------------------------------------------------------------------------------------------------
                               HIGH           LOW            HIGH             LOW            HIGH            LOW
---------------------------------------------------------------------------------------------------------------------
Quarter Ended September        $2.63         $1.63          $0.625          $0.125
30, 1998
---------------------------------------------------------------------------------------------------------------------
Quarter Ended December         $1.50         $0.312           N/A             N/A            N/A             N/A
31, 1998
---------------------------------------------------------------------------------------------------------------------
Quarter Ended March 31,        $0.875        $0.375           N/A             N/A            N/A             N/A
1999
---------------------------------------------------------------------------------------------------------------------
Quarter Ended June 30,         $0.49         $0.29            N/A             N/A            N/A             N/A
1999
---------------------------------------------------------------------------------------------------------------------
Quarter Ended September        $0.2969       $0.2656          N/A             N/A            N/A             N/A
30, 1999
---------------------------------------------------------------------------------------------------------------------
Quarter Ended December         $1.44         $1.22            N/A             N/A            N/A             N/A
31, 1999
---------------------------------------------------------------------------------------------------------------------
Quarter Ended March 31,        $1.97         $1.66            N/A             N/A            N/A             N/A
2000
---------------------------------------------------------------------------------------------------------------------

     As of June 1, 2000, the Company had outstanding 31,812,917 shares of Common Stock owned by approximately 148 holders of record, and 2,413,900 Redeemable Warrants owned by approximately 11 holders of record.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

YEARS ENDED JUNE 30, 1998 AND 1999:

RESULTS OF OPERATIONS

     Net sales of $1,533,922 for the fiscal year 1999 were 71% higher than the net sales of $894,758 for the fiscal year 1998. The increase is primarily attributable the acquisition of FMS in December 1997; as a result, the revenues for fiscal year 1998 include only six months' of revenues from the subsidiary as compared to 12 months' revenues in fiscal year 1999.

     Operating expenses of $9,250,551 for fiscal year 1999 were 9% higher than the operating expenses of $8,524,380 for the fiscal year 1998. The increase is primarily attributed to $2,674,453 of non-cash expenses for employees and consultants related to stock issuances in 1999, offset by a decrease of $1,599,150 in the loss on investment in joint venture related to the sale of this investment in fiscal year 1999.

     Interest expense of $489,552 for fiscal year 1999 was 37% lower than the interest expense of $775,611 in fiscal year 1998. The decrease is primarily attributed the reduction in average debt balances from fiscal year 1998 to fiscal year 1999.

     As a result of the above factors, net losses for the fiscal year 1999 were $8,141,287 or $0.96 per share as compared to net loss of $8,261,734 or $1.91 per share in fiscal year 1998.

FINANCIAL POSITION

     Total assets decreased from $3,784,920 at June 30, 1998 to $1,268,379 at June 30, 1999. The decrease is primarily attributed to a reduction in cash of $2,083,087 and in capitalized programming costs of $437,814. Cash decreases are primarily due to the net loss, offset by cash infusions, as explained in more detail below. Capitalized programming costs decreased due to amortization of existing costs in excess of new costs incurred during the fiscal year 1999.

     Total liabilities increased from $1,296,139 at June 30, 1998 to $1,880,396 at June 30, 1999. The increase in primarily attributed to short-term notes payable of $481,015.

     Shareholders' equity (deficit) decreased from $2,488,781 at June 30, 1998 to $(612,017) at June 30, 1999. The decrease is primarily attributed to the net loss of $8,141,287 in fiscal year 1999, offset by new issuances of stock, warrants, and options to investors, employees and consultants.

NINE-MONTH PERIODS ENDED MARCH 31, 2000 AND 1999:

RESULTS OF OPERATIONS:

     Net sales of $985,880 for the nine-month period ended March 31, 2000 were 4% higher than the net sales of $947,392 for the nine-month period ended March 31, 1999, due to normal sales growth.

     Operating expenses of $5,448,357 for the nine-month period ended March 31, 2000 were 22% lower than the operating expenses of $6,948,477 for the nine-month period ended March 31, 1999, due primarily to reductions in programming and marketing expenses.

     Interest expense of $1,919,590 for the nine-month period ended March 31, 2000 was $1,620,337 higher than the interest expense of $299,253 for the nine-month period ended March 31, 1999. The increase is primarily attributed to non-cash interest charges incurred in connection with the issuance of convertible notes during the nine-month period ended March 31, 2000 (approximately $1,720,000).

     As a result of the above factors, the net loss for the nine-month period ended March 31, 2000 was $6,380,776 or $0.30 per share as compared to a net loss of $5,640,951 or $0.75 per share for the nine-month period ended March 31, 1999.

FINANCIAL POSITION:

Total assets increased from $1,268,379 at June 30, 1999 to $1,675,908 at March 31, 2000. The increase is primarily attributed to the increase in cash primarily due to proceeds from the issuance of common stock of approximately $2,614,000 which was offset by the cash used in operating activities of $1,870,284. The increase in cash was offset by reductions in accounts receivable (due to normal seasonal fluctuations) and capitalized programming costs (due to no significant new programming being acquired or developed yet in fiscal 2000 due to change in Company's focus from cable broadcasting to internet).

     Total liabilities decreased from $1,880,396 at June 30, 1999 to $1,137,905 at March 31, 2000. The decrease in primarily attributed to a debt conversion of approximately $406,000 and reductions in accounts payable and accrued expenses of approximately $279,000.

     Shareholders' equity (deficit) increased from $(612,197) at June 30, 1999 to $538,003 at March 31, 2000. The increase is primarily attributed to the proceeds received and fair value of services received (totaling approximately $6,650,000) related to issuances of stock, warrants and options to investors, employees and consultants and debt of approximately $900,000 converted to common stock during the period, offset in part by a net loss of approximately $6,400,000 during the nine-month period ended March 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES:

     The Company's primary capital requirements in the next twelve months will be to fund the costs of developing its internet operations and to fund its affiliate marketing efforts, satellite transponder costs, costs for up-link, master control and transmission services, and other working capital expenses. The Company's capital requirements have been and will continue to be significant, and its cash requirements continue to exceed its cash flow from operations. At March 31, 2000, the Company had a cash balance of $877,917 and had positive working capital of $86,902. Due to (among other things) the lack of meaningful revenue and costs associated with program development and affiliated marketing efforts, the Company has been substantially dependent upon various debt and equity private placements and its initial public offering to fund its operations.

     The Company's cash flow used in operating activities decreased from $3,933,652 for the nine-month period ended March 31, 1999 to $1,870,284 for the nine-month period ended March 31, 2000. This decrease is primarily due to the Company's significant cutbacks in personnel, overhead and other corporate expenses and the Company's ability to pay many expenses in stock and warrants rather than cash. Total net non-cash charges for the nine-month period ended March 31, 2000 were $4,681,603 as compared to only $1,168,397 for the nine-month period ended March 31, 1999.

     During the nine-month period ended March 31, 2000, the Company has obtained liquidity from the proceeds received from debt issuances, common stock issuances and commitments and collections of subscription receivable totaling $2,843,592.

     In April 2000, the Company received an additional $150,000 in cash for 150,000 shares of common stock.

The Company currently anticipates that the proceeds received during the nine-month period ended March 2000 and in April 2000 from the new stock activity and the exercise of stock options and warrants, together with projected revenues from operations, will be sufficient to fund the Company's operations and capital requirements through June 30, 2000. There can be no assurance, however, that such funds will be sufficient to fund the Company's operations and capital requirements until June 30, 2000 or that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. The Company has no current arrangements with respect to any additional financing, and it is not anticipated that existing shareholders will provide any substantial portion of the Company's future financing requirements. However, the Company is actively negotiating certain strategic alliances and private placements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. An inability to obtain additional financing when needed would have material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing shareholders. In addition, the Company's equity is currently below the $4 million minimum required for re-listing of the Company's shares on the NASDAQ Small Cap exchange. Unless we can demonstrate the ability to raise our equity to an amount in excess of $2 million, and present a plan that will satisfy NASDAQ's other standards regarding profitability and stock price stability maintaining minimum bid price over $1.00, our shares may not be registered on the NASDAQ Small Cap Market.

BUSINESS

GENERAL

     RnetHealth.com, Inc. (the "Company") is a digital media company leveraging the converging digital technologies of the Internet (www.RnetHealth.com) and television (Recovery Network) to deliver traditional and alternative behavioral health interactive intervention and self-help programs, community and e-care to consumers, businesses and their employees.

     The broadband component -- Recovery Network - is a satellite-delivered television network reaching approximately 6.0 million cable households through agreements with multiple-system operators ("MSOs"), individual cable systems, and government and educational institutions. Notable MSOs include: Cablevision Systems, Telecommunications, Inc. (now an AT&T company), Time Warner, Inc., Cox Communications, Cable One, Century Communications, FrontierVision, Knology and National Cable Television Cooperative, Inc. ("NCTC"). Recovery Network is distributed nationally via a satellite agreement with Group W Satellite Services, a division of CBS.

     The Internet component -- www.RnetHealth.com -- provides a branded, integrated, Web-based solution via a public platform for consumers, as well as a business-to-business platform for the behavioral healthcare needs of employees, employers, insurance companies, managed care organizations, health care systems, providers, universities and other organized communities. The Company is the behavioral health resource for America Online's Digital City, Inc. ("AOL/DCI"), the No. 1 local online city guide network. RnetHealth.com receives branding on AOL/DCI and direct links from AOL/DCI to the RnetHealth.com web site.

     The Company's primary market is individuals whose lives are impacted by behavioral health issues (e.g., eating disorders, depression, substance abuse, stress, anxiety, etc.) as well as by the chronic diseases associated with behavioral health issues (including cancer, heart disease, hypertension, asthma, diabetes, hepatitis, and others). The Company provides action plans for traditional forms of treatment, as well as clinically based alternative and complementary health solutions.

THE CABLE TELEVISION NETWORK

     To date, the Company's cable television programming service, Recovery Network, has successfully secured approximately 6 million homes for analog distribution of its 4 hour per day programming block without paying any launch fees. The Company has distribution with Cablevision Systems, Telecommunications Inc., Cox Communications, Cable One, Century, FrontierVision, Knology, NCTC, and Time Warner. Recovery Network's focus is on reality-based programming and production, which is both informational and process-oriented, providing daily connection and support in the privacy of one's own home. The Company has also identified and is targeting all local cable systems in the United States with at least 50,000 subscribers and is engaged in a general marketing campaign ("Affiliate Marketing", discussed below) directed at gaining more viewers. The Company intends to evolve into a full-time digital cable network, and in turn, generate the traditional licensing fees from cable operators.

     Recovery Network will serve to market and drive traffic to RnetHealth.com, the Company's website, where therein lie the Company's e-commerce revenue opportunities through sales of books, tapes, herbs and vitamins, tele-counseling services, and other behavioral health programming, services and products ideally suited to its target audience. The Company's cable television network provides a point of differentiation and competitive advantage for the RnetHealth.com commercial product. The cable television network brands the interactive business to television viewers and promotes the RnetHealth.com URL during all network identifications. The television network provides grass roots marketing for the interactive business to many powerful and influential community and civic organizations. Traditionally it has been difficult to garner support from these organizations ( Community Anti Drug Coalition American and National Guard). Yet, the Company has already secured governmental support for a national branding and marketing initiative called 24 STRAIGHT, a day of prevention and recovery sponsored by Substance Abuse and Mental Health Services Administration and Center Substance Abuse Treatment.

     In May 1998, the Company entered into a five-year contract with Group W Network Services, a division of CBS Corporation, to provide program origination, master control operations, uplink and C-Band Satellite transponder services (the "Transponder Contract"). The Transponder Contract allowed the Company to broadcast 24 hours a day. On September 1, 1998, the Company began broadcasting a 4-hour block of programming that it repeated 6 times a day to 16 cable systems with approximately 3,000,000 subscribers. The Company's programming schedule allowed cable operators the flexibility to receive the Company's signal transmission at any time. In April 1999, the Company and Group W amended the terms and conditions of their satellite services agreement, thereby reducing the Company's monthly fees by 50%. The Transponder Contract, however, does not provide the Company with access to subscribers as did the Company's previous nesting contract. Therefore, in addition to its current distribution, the Company is seeking 4 hours of broadcast time per day in local cable systems in a large number of markets.

AFFILIATE MARKETING STRATEGY

     The Company's strategy for obtaining affiliation agreements with cable systems is based on the premises that cable systems are effectively monopolies franchised by local governments, and in order to renew their franchises, many cable systems will need to demonstrate a commitment to localism by providing programming that benefits the local community, and that although it will be difficult to obtain a full time dedicated channel for a new network until new digital technologies expand channel capacity, more channel capacity will become available over the next several years.

     The first premise forms the basis for the Company's grassroots affiliate marketing strategy. The Company believes that Recovery Network's programming offers local cable systems an opportunity to demonstrate their commitment to localism, which provides cable operators a competitive advantage over other multi-channel programming services. The Company's commitment to programming focusing on social and behavioral health issues has helped to establish significant community support for its programming. In addition, the formation by the Company of The National Partnership for Recovery and Prevention (the "Partnership"), an umbrella coalition of national recovery and prevention organizations, has helped to establish RnetHealth.com's credibility and social significance. Based on such successes, the Company believes that its ability to enter into affiliation agreements has significantly improved. The Company is also seeking support from other grassroots organizations, local politicians and law enforcement agencies and officials, and believes that the socially responsible nature of Recovery Network's programming will help it obtain that support.

     The Company believes that many cable systems are aware of the potential benefits to them from airing RnetHealth.com's programming. Such benefits include a demonstration of the cable system's support for localism and the political and public relations benefits from offering socially responsible programming to its viewers. With channel capacity currently so limited, however, the cost of committing a dedicated, full time channel to Recovery Network in order to receive those benefits could be too high for some cable systems. Therefore, the Company is asking cable systems to carry Recovery Network for only 4 hours per day. Many cable systems, including the 259 largest systems, have the capacity to provide those hours. There can be no assurance, however, that such systems will continue to have available channel capacity or otherwise be willing to air Recovery Network. With the support of local communities and politicians for socially responsible programming, the Company believes, although there can be no assurance, it will be able to enter into affiliation agreements for these initial 4 hours.

     As demand increases, the Company expects to enter into additional affiliation agreements with new cable systems. As digital channel capacity increases, the Company believes it will be able to expand into a full time digital network with associated license fees from cable operators. With its programming now airing on a number of cable systems, the Company can concentrate on generating e-commerce and advertising sales revenue through both the television network and Internet business. The Company can also promote product sales through Recovery Direct through the aforementioned media. There can be no assurance, however, that the Company will be able to enter into additional affiliation agreements with new cable systems or increase the number of daily programming hours with existing affiliates or that the Company will be able to expand into a full time digital network. There also can be no assurance that the Company will be able to generate significant advertising or product sales.

     The Company has secured distribution agreements with two MSOs: NCTC and Satellite Services, Inc. ("SSI"). The agreement with NCTC was entered into on May 18, 1998 (the NCTC Agreement"). NCTC represents over 8 million cable households comprising over 1,200 cable systems. Pursuant to the terms of the NCTC Agreement, the Company has granted to NCTC the non-exclusive right to distribute the Company's programming to its affiliate systems. The Company does not receive a license fee for its programming. The NCTC Agreement has a term of five years.

     The agreement with SSI was finalized on October 5, 1998 (the "SSI Agreement", and collectively with the NCTC Agreement, the "MSO Agreements"). Pursuant to the terms of the SSI Agreement, the Company has granted to SSI the non-exclusive right to distribute the Company's programming to systems owned by Telecommunications, Inc. and partner systems. The SSI Agreement is effective for an initial term of seven years and may be renewed for successive five-year periods. The Company does not receive a license fee for its programming during the initial term, but is entitled to negotiate for fees during any renewal terms.

     In addition to the foregoing, the Company has successfully negotiated agreements with the following MSOs: Cablevision, Time Warner Cable, Bresnan,Insight, Charter and Cable One. Although the Company has not signed a written agreement with all of these MSOs, the Company's programming is currently carried in approximately 1,600,000 households served by Cablevision. Since October 1998, additional launches include Jones Intercable in Independence, Missouri; Knology in Alabama, Florida and Georgia; Marcus Cable in Fort Worth, Texas; Time Warner in El Paso, Texas, Jackson, Mississippi, and Indianapolis, Indiana; Frontiervision; Comcast in Indianapolis, Indiana; Cable One in Modesto, California; Tele-Communications, Inc. in Newark, California; Access TV in Carson City, Nevada.

     In 1999, the Network also launched on Denver Community Television (DCTV) and on Los Angeles City-controlled Educational Access Cable Channel 36.

     In May of 2000, the Network has launched on AT&T Cable Services of Zion, Illinois to 100,000 cable households and on Northern Dakota (Minnesota) County Community Television to 50,000 cable households.

     The MSO Agreements represent terms, which have been agreed to between the Company and the respective MSO. By reaching agreement with the MSOs, the Company is now free to approach the affiliated local systems of NCTC and SSI regarding the airing of its programming. Neither the MSOs nor the affiliated local systems are required, pursuant to the MSO Agreements, to provide the Company with any subscribers. The Company is initially seeking to enter into short-term affiliation agreements with local cable systems with a term of one year that provide for four hours of airing per day, with no license fees paid to the Company, and have a 30-day termination clause. The agreements would also provide that the programming can be aired on local origination and on public, educational and government access channels or on other channels at the cable system's discretion.

CONTENT AND MARKETING RELATIONSHIPS

     Over the course of developing programming for Recovery Network, the Company has cultivated relationships with individuals and with organizations that will continue to play strategic roles in the further development of both the television network and the Internet business. These include contributions in the areas of content review and provision, service distribution and deployment, market analysis, and community development.

     Key elements of these relationships include:

     The UNIVERSITY OF FLORIDA provides an academic affiliation for clinical validation of information and programs. Under a grant for "alternative and behavioral health Internet information", a wide range of contributions are provided to the Company. Included is development of content, of electronic models for delivering services, and of continuing professional on-line education. Additionally, as an initial site for the company's Student Assistance Program (SAP), University of Florida students will receive an alternative and behavioral health care model, which is Internet based.

     The NATIONAL PARTNERSHIP FOR RECOVERY AND PREVENTION (NPRP) consists of more than 50 national recovery and prevention organizations representing over 40 million constituents. Providing information, advice, and communications, both to and from, the organization's membership leverages established organizational structures to further the goals of the organization and to promote the distribution of the Company's media outlets.

     THE BOARD OF ADVISORS provides professional and expert input to the Company concerning editorial and content issues, current practices in clinical environments, social and cultural viewpoints, and research perspectives. The composition of the board includes highly respected individuals in the areas associated with the Company's content.

     Public/Private partnerships with government organizations such as the NATIONAL CLEARINGHOUSE FOR ALCOHOL AND DRUG INFORMATION provide additional resources in support of providing services under the RnetHealth.com banner. Telephone information referral services, cross-site promotion links, and media library services add to the reach and value of RnetHealth.com. The community-based COPE program jointly developed with the "COMMUNITY ANTI-DRUG COALITIONS OF AMERICA" extends the direct reach of the Company's media to the local level. Examples of successful national programs include the "24 Straight" initiative which was jointly developed by SAMHSA, THE NATIONAL GUARD, and RnetHealth.com This program focused schools and local communities on issues of substance abuse. Another example is the "Recovery Month" project, which targets workplace issues of substance abuse in twenty cities.

     Rnethealth.com holds one of the largest libraries of behavioral health programming in the world. Original productions by the Company, its subsidiary, and license agreements provide a resource for broadcast operations. All electronic rights, including Internet distribution, are reserved for original productions. Programs include celebrity talent such as Whoopi Goldberg, Whitney Houston, Tom Selleck and John Bradshaw.

THE INTERNET

     The RnetHealth.com Web site, (URL www.RnetHealth.com), is being designed for both businesses and individual consumers. RnetHealth.com's web destination will consist of two distinct Web sites -- a business-to-business site (to be launched) and a public site (launched May 3, 2000) directed to individuals via the Internet. The business-to-business site will be supported by mass subscriptions through Employee Assistance Programs ("EAP") suppliers whom serve employers, health plans, and various government, university and other payers on a per month, per user basis. The public site is action-oriented and provides state-of-the-art interactive assessment and support tools including community, chat forums, Ask-the-Expert services, extensive clinically oriented library of information on a wide range of behavioral health solutions, including both traditional and alternative treatment options. The public site is supported principally by ad revenue and e-commerce transactions.

     In February, 2000, RnetHealth.com entered into an agreement with AOL/DCI to supply the millions of AOL/DCI users with direct and convenient access to a comprehensive listing of local behavioral and alternative health providers in their communities. Rnet-branded alternative and behavioral health content, including interactive tools, may also be available to Digital City users through www.rnethealth.com.

     In February, 2000, the Company announced a strategic deal with HealthStreet Interactive to offer a co-branded version of HealthStreet's healthcare provider search engine to users of www.rnethealth.com. HealthStreet's healthcare provider directory includes physicians, psychologists, clinical social workers, and alternative healthcare providers who treat behavioral health and chronic illnesses. The directory will be designed to complement the condition-related content areas on mymindandbody.com and enable consumers to access providers who treat those conditions.

     In March, 2000, the Company announced e-commerce deals with IVC, one of the largest manufacturers and distributors of nutraceuticals, to supply branded vitamins, including herbal products, food supplements and dietary supplements, for sale to users of www.rnethealth.com; with Certified Diabetic Services to provide prescriptions and supplies; with Dr. Mike's Kitchen to provide heart healthy low fat and disease specific gift packages, including a dieters package and smoke-enders package.

     In April, 2000, the Company announced an agreement with Recovery Communications, Inc., owner of Recovery Net Radio, to feature Recovery Net Radio on RnetHealth.com's web site, www.rnethealth.com. RnetHealth.com and Recovery Net Radio will also jointly produce multimedia productions suitable for broadcast on Recovery Network television, Recovery Net Radio and www.rnethealth.com.

     In May, 2000, the Company announced an agreement with Healtheatre.com to partner to create eCarePak, a broadband workplace productivity enhancement and support tool that will be offered to consumers and large employers on a subscription model. Healtheatre.com will provide complete streaming video services in support of this product, as well as offer streaming video services in support of RnetHealth.com's consumer website, www.rnethealth.com. Under the terms of the agreement, Healtheatre.com will build a digital video archive of existing content developed by RnetHealth.com for its cable television initiative Recovery Network, and, utilizing a unique, secure intranet, host and stream that content to site visitors and eCarePak subscribers.

     In addition, RnetHealth.com content will reach an expanded audience through Healtheatre.com's extensive syndicated broadcast network. eCarePak will incorporate video streaming of programming from RnetHealth.com's television network, Recovery Network, as well as related interactive online workplace productivity enhancement and support tools. These state-of-the-art tools will include an electronic employee assistance program, Ask-The-Expert advice, diet journals, workshops, workplace surveys and outcomes, behavioral modification and compliance applications, and e-counseling.

     In May, 2000, the Company also announced a worldwide licensing agreement with American Botanical Council ("ABC") (www.herbalgram.org), providing users of RnetHealth.com's web site, www.rnethealth.com, full access to ABC's collection of herbal education materials and thereby extending the Company's offering of complementary and alternative therapies for wellness and behavioral health problems.

        In May, 2000, the Company also announced a cross-licensing agreement with Oncology.com for the mutual provision of worldwide rights to the Companies' web sites, www.rnethealth.com and www.oncology.com. The companies will promote each other's content and will prominently display links to each other's sites. The agreement will give cancer patients and their families access to a full complement of clinical, emotional and behavioral support and tools to help them deal with both the physical and emotional components of their disease. The agreement is an important component of RnetHealth.com's goal to provide behavioral and emotional support to sufferers of chronic illness as well as to those with classic behavioral disorders.

        BUSINESS-TO-BUSINESS. RnetHealth.com will be the single point of access to electronic data interchange services, enhanced communications services, and branded content and other Web-based offerings. For managed care companies, insurance companies and employers, RnetHealth.com will augment current EAPs by integrating multiple administrative, communications and research functions into a single, easy to use Web-based solution.

        The commercial site will be tailored to health plans and employers to augment current EAPs. The site will be supported by mass subscriptions through EAP suppliers who serve employers, health plans, and various government, university and other payers on a per month, per user basis.

        Increasing concern over the rising cost of healthcare in the United States has caused a shift from fee-for-service reimbursement to managed care forms of reimbursement such as capitation and fixed fees. These changes have led many of the current EAPs in the United States to seek ways to improve efficiency.

        Many EAPs are intensive users of administrative, communications and information services. The Company believes that a significant opportunity exists for the EAPs to use the Internet to achieve measurable cost savings and improve the quality of mental and behavioral health care.

        Health and medical information is one of the fastest growing areas of interest on the Internet. According to Media Metrix, an independent Web research company, health care related content was the second most popular subject of Web-based information retrieval searches in 1997. According to Cyber Dialogue, an independent research company, approximately 70% of the persons searching for health and medical information on the Internet believe the Internet empowers them by providing them with information. Cyber Dialogue also indicates that during the 12-month period ended July 1998, approximately 17 million adults in the United States searched online for health and medical information, and approximately 50% of these individuals made off-line purchases after seeking information online.

        Furthermore, Cyber Dialogue estimates that the number of adults in the United States searching for online health and medical information will grow to approximately 30 million in the year 2000, and they will spend approximately $150 billion for all types of health-related products and services off-line.

        An independent research company, Jupiter Communications, estimates that expenditures for online health and medical advertising will grow to approximately $265 million by 2002. The Company believes that RnetHealth.com will have a significant opportunity to capitalize on multiple revenue opportunities, including recurring subscription, advertising and sponsorship revenue.

     Key elements of RnetHealth.com's strategy include being first to market with an integrated solution for the administrative, communications and information needs for EAPs, building recognition of our brand, leveraging our strategic relationships and the sales forces of our strategic distribution partners, enhancing RnetHealth.com offerings, engaging in complementary acquisitions of technologies, products and services and capitalizing on multiple revenue opportunities. RnetHealth.com believes that it has a competitive advantage due to its strategic relationships and integrated Web-based solution. RnetHealth.com plans on engaging in a marketing and advertising campaign to increase awareness of the RnetHealth.com brand among EAPs and the public, as well as continuing to cement strategic relationships with behavioral, healthcare providers and online market leaders to assist in rapidly distributing and building RnetHealth.com's brand awareness.

     RnetHealth.com also will continue to provide access to premium behavioral and healthcare content via relationships with various content providers. The Company intends to continue to introduce additional content and enhanced services, through strategic relationships with other healthcare content providers.

     RnetHealth.com intends to become the leading national brand on the Internet and corporate Intranets delivering the online provision of objective information and high integrity resources for those in need help with work or life related issues. RnetHealth.com will take advantage of the latest developments in convergent technologies where the Internet and broadband television provide access to online services. Recovery Network is the only television network devoted to behavioral health programming. RnetHealth.com features unique strengths with its partners including: a University affiliation with the Brain Institute at the University of Florida; a recognized leader in the Behavioral Health Industry in its Medical Director, Dr. Mark Gold; and a pending relationship with the largest managed behavioral care company in the country. Services will include an Internet/ Intranet site that augments behavioral health benefit plans, which could be integrated into national health plans as a gateway between medical benefits and behavioral health benefits. This electronic Behavioral Health Benefit Plan will be supported by capitated monthly subscriptions through behavioral health benefit providers who serve employers, health plans and various government, university and other third party payers.

     RnetHealth.com will provide Internet accessibility to a robust and compelling database of information, educational materials and provider resources, integrated as a supplemental mode of service delivery to our vendors.

     Information is the important factor in helping employees and dependents lead a more balanced and productive life at work and at home. RnetHealth.com also offers a broad range of consulting and education resources that employees and dependents can use to expand their personal expertise. These topics range from child development, to emergency home repair, to conflict resolution in the workplace. Online Internet access to skilled social workers with years of experience in solving a unique range of personal, social and economic issues will be available in the safety and security of the subscribers' homes.

     RnetHealth.com will provide ongoing online support, resources and counseling to help expatriate and foreign national employees and their families adjust to international assignments. Special online services will be available for companies that want to develop policies and systems to prevent crises in the workplace. These services are designed to help reduce employee trauma and related costs and therefore create a safer, healthier and more productive workplace. RnetHealth.com will provide a broad selection of training programs that address topics ranging from everyday personal issues to international business practices. Training programs will also be designed specifically for managers, supervisors and executives.

     RnetHealth.com will provide online Internet assessments to match callers with the most appropriate provider, based on individual needs. The client's provider will manage individual cases. An alternative electronic EAP-driven model that partners with a claims payer to avoid conflict of interest, which could compromise sound clinical decisions will be an effective managed care tool. RnetHealth.com will provide short and long-term online substance abuse case management for all company-mandated referrals, including drug test positive, DOT drug test positive and performance attendance behavior.

     THE PUBLIC SITE. The public has access to the RnetHealth.com web site, which includes premium and proprietary health and behavioral content, chat rooms, message boards, personalized healthcare information and e-mail updates.

     RnetHealth.com's objective is to become the Web's premium brand for behavioral and health care related services.

     Through heavy promotional rotation of the web address on the cable television network, RnetHealth.com's cable television programming service will market the Web site and web-based services. The public site emphasizes community, chat, forums, information, and interaction. This site will be supported principally by advertising revenue and e-commerce transactions.

     For consumers, RnetHealth.com provides premium, branded content to assist consumers in making informed decisions, personalized information about specific health and behavioral conditions targeted according to the profiles of individual consumers, and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the Web.

     RnetHealth.com has determined that the growing behavioral health needs of the world's population can be met in a cost-effective manner through the utilization of online electronic delivery systems. Globally more and more consumers are increasingly interested in using online services and the Internet to share information and ideas and discover "New Medicine" opportunities for the treatment of and relief from a wide range of clinical problems in the behavioral health area. RnetHealth.com is dedicated to creating a "Behavioral and Alternative Health" consumer based Internet business that addresses all of these issues. RnetHealth.com will specialize in the production of online forums with the intent of assisting its members to make online activity a part of their daily lives and communications. The Company believes that through engagement in moderated chat sessions, online lectures (led by experts in the field of behavioral and alternative health) and open forums, the Company will attract and retain active members. The cornerstone of our efforts will be the strong commitment to the most current clinical and editorial content. RnetHealth.com's commitment to community will create extremely attractive, comfortable, and interesting neighborhoods in the digital global village.

     RnetHealth.com currently targets the two fastest growing communities on the
Internet: Alternative and Behavioral Health. The consumer populations that make up these communities are rapidly adopting the use of online services and the Internet to build and enhance communication.

     The Company's Internet business is in development stage and has not yet generated any revenues. The Company believes that the generation of meaningful revenues will depend on its ability to enter into license agreements with Health Care Entities and upon further development of its products. The Company will seek to generate revenues from its Internet business from advertising sales, monthly subscriber fees generated from the web site, merchandising and from Health Care Entities and employers for delivering mental and behavioral health information and service to their members. Although the Company believes that the Internet business will provide the Company with significant opportunities relating to an interactive on-line business, there can be no assurance that it will be commercially successful.

ECONOMIC BASIS OF BUSINESS ELEMENTS

     The Company bases its profit centers on both its television network and on its Internet activities. The Internet-related activities include two major elements: a business-to-business application and a public/consumer application.

     HELP LINE. In March 1996, the Company commenced operations of a toll free help-line and referral service for the viewers of Recovery Network (the "Help Line"). During the hours, which RnetHealth.com is airing, the Company displays a toll-free telephone number for viewers to call for information about how to obtain additional help in their communities. Telephone calls are answered seven days a week during the hours of 6:30 to 7:30 a.m. (EST) and Mondays to Fridays during the hours of 9:00 a.m. to 5:00 p.m. EST) by a trained crisis response counselor provided to the Company by the Substance Abuse and Mental Health Service Administration (SAMHSA) at no cost to the Company.

     To the extent that the Company enters into affiliation agreements to air Recovery Network in additional communities, the Company expects to expand caller capacity of the Help Line, as well as expand its existing national database of local groups, treatment centers and other sources of help and information. The Company also intends to use the projected expanded call center capacity to also offer recovery and prevention-related products and services directly to its viewers.

     The Company does not generate any revenues from the Help Line, and does not receive any fees or commissions for this service, including from referrals made by the Help Line. The Company operates the Help Line solely to provide support to its viewers and as a community service. The Company also expects that providing the toll-free Help Line will help build and maintain viewer loyalty and support for Recovery Network.

     NATIONAL PARTNERSHIP FOR RECOVERY AND PREVENTION. National Partnership for Recovery & Prevention (the "Partnership"), an umbrella coalition of national recovery and prevention organizations, was formed in November 1996 to work in conjunction with the Company to employ the Company's interactive media services to develop and distribute effective and accurate information concerning alcoholism and addiction. The Company's goal is to provide a Partnership of prominent national prevention and recovery organizations, public figures who are passionate about recovery and prevention, and corporations and institutions that are willing to support the Company's mission.

     To date, the Company has identified and partnered with more than 50 recovery and prevention organizations representing over 40 million constituents. Member organizations of the Partnership currently include African American Parents for Drug Prevention, Community Anti-Drug Coalitions of America, Dharma Associates, Gateway Foundation, Hands Across Cultures, ISA Associates, National Asian Pacific American Families Against Substance Abuse, National Association of Addiction Treatment Providers, National Drug Prevention League, National Families in Action, National Hispanic/Latino Community Prevention Network, National Parents Resource Institute for Drug Education, National Treatment Consortium, Physicians for Prevention, Prevention Intervention and Treatment Coalition for Health, The Bralove Group, The Miami Coalition for a Safe and Drug Free Community and The Village.

     Depending on their interests and abilities, partners may have the opportunity to review and comment on RnetHealth.com's television programming and Internet content, provide ideas for programming and content that is of interest to their constituencies and, in some cases, produce programming. RnetHealth.com may also air public service messages from the partners and otherwise help them disseminate information that is important to them.

     With a national platform, the Partnership will seek to help focus the attention of government and society on the issues of interest to the Partnership's members and also foster better communication among its members, their constituencies and the communities they are designed to serve. The Company believes that the member organizations of the Partnership will be instrumental in helping the Company demonstrate to cable operators a high level of community support for RnetHealth.com and how carriage of the Company's programming can help the local operator fulfill the promise of localism. The Company believes that the individual constituents of the Partnership's member organizations will account for a significant portion of the initial audience for RnetHealth.com's programming, and the Company expects that the Partnership will communicate to its constituents information about RnetHealth.com's programming schedule and availability.

     RECOVERY DIRECT. The Company believes that the market for products and services addressing social and behavioral health issues is significant. The Company also believes that, because it is attempting to create a nationwide medium specifically targeting this market, if successful, it will be in a unique position to offer such recovery and prevention-related products and services. The Company has formed a subsidiary, Recovery Direct, through which it will seek to develop recovery and prevention-related products and services to market on RnetHealth.com and through Recovery Network. The Company intends for Recovery Direct to offer a variety of self-help and recovery and prevention-related products, including videos of the Company's programming aired on RnetHealth.com. In addition, the Company intends for Recovery Direct to offer tapes and videos by other well-known individuals in the recovery field. Recovery Direct currently sells recovery-related audio and videotapes to the institutional market under the trade name Recovery Direct, Inc. (formerly FMS). The Company will expand Recovery Direct's offerings to consumers and simultaneously broadening its traditional marketing and distribution (i.e. catalog and phone sales) to include and emphasize on-line marketing and sales. The Company will also seek to enter into arrangements with third parties to provide or develop recovery and prevention-related products and services and to research opportunities for the direct marketing of products advertised on RnetHealth.com through a toll-free telephone number.

MEDIA SYNERGY

     Recovery Network provides an extremely valuable vehicle for driving traffic to RnetHealth.com. Increasingly, non-Internet marketing tools are being cited as providing highly effective techniques for driving traffic to a web site (Forrester Research: Driving Site Traffic, 1999). Television ranks among the most desirable methods for this marketing, but because of its high cost, it is often employed on a limited basis or not employed at all. RnetHealth.com, with its own television network, commands a highly valued asset for promotion of visits to the web site.

     Additionally, because of the targeted nature of RnetHealth.com Television (Recovery Network) viewer demographic, the synergy between the broadcast medium and the web site is amplified and enhanced. Broadly addressed concerns which are presented on television can be explored in depth on the web site. Information customized for the individual viewer's circumstances can personalize the television content. The converse of the relationships between the media is also valid: television provides the media-rich delivery of audio and visual information, which is currently constrained by the technology available to most web users today. As broadband delivery becomes widely deployed, the television content enjoys the role of a very valuable, exploitable asset.

COMPETITION

     TELEVISION COMPETITION. Recovery Network will compete with all other existing and planned television networks and other television programming for available air time, channel capacity, advertiser revenue and revenue from license fees. Many of these television networks and producers of television programming are well-established, have reputations for success in the development and operation of television networks and/or development of television programming, have established significant viewer loyalty and have significantly greater industry, financial, marketing, programming, personnel and other resources than the Company. In addition, if cable television channel capacity increases as the Company expects competition from smaller competitors and other start-up television networks could increase significantly.

     Although the Company is not aware of any television network with programming directed at social and behavioral health issues, there are an increasing number of recently introduced or planned cable networks which focus on overall life-style, self-improvement and health themes and there are numerous programs which address social and behavioral health issues.

     Such networks include, America's Health Network and Discovery Health, which provide daily live programming and prerecorded programming relating to health issues, The Health Channel, which provides programming about health, medicine and wellness, Health-Net, an interactive health-related program aimed at aging baby boomers, and Jones Health Network, which provides instruction to persons seeking credentials or accreditation in the health field. Moreover, because Recovery Network's programming is intended to provide information and support to persons facing social and behavioral health issues, Recovery Network and the Company's recovery and prevention-related products and services will compete with other products and services which perform similar functions, such as support groups, self-help videos, audio cassettes and books and helplines. There can be no assurance that the Company will be able to successfully compete for airtime, channel capacity, advertiser time or viewership.

     ONLINE COMPETITION. There are several potential competitors in the Behavioral Health and CAM or alternative medicine marketplace:

     Healthshop.com is partnered with Lycos, and sells natural healthcare products online. They carry over 6,000 brand-name items, offer a newsletter, and have free shipping on offered products.

     Naturemade.com sells products manufactured by Pharmvite Inc. Partnered with national retailers, naturemade.com offers consumers in-store literature on products and a toll-free number to call to determine their specific needs. Founded in 1972, they are privately held.

     PVSVitamins, a division of PharMor, has an anchor store at Shopnow.com; there, this partner of Vitamin World and Rexall Sundown sells products from all manufacturers. The emphasis is on advertising and marketing products rather than providing content or community.

     Mothernature.com, founded in 1995, they have raised $223 million in 1998-99 from venture capital. They have a keen awareness of the importance of building a credible content site with varied resources and attempts at community. They are well financed and well marketed.

     Greentree Nutrition has raised more than $14 million in venture capital and has recently purchased Acumin and VitaSave. They see their main rivals as stores like GNC and online newcomers such as mothernature.com.

     RnetHealth.com is able to compete successfully against these comparative newcomers to the field, because RnetHealth's online platform provides a multimedia approach and behavioral health and altmed has a continuing interest in promotional opportunities surrounding our "Drug World" feature. The credibility this will bring to the sales division as it launches will be significant.

     Other competitors to RnetHealth.com are poorly established or sparsely attended. The 12-Step and recovery groups online are long established on CompuServe, but the total monthly attendance is less than the projected average week's attendance on RnetHealth.com, and ad sales are non-existent. RnetHealth.com provides a significant Sponsorship opportunity. CompuServe's fortunes have declined sharply in the past five years, and Prodigy has virtually shut down though is now relaunching after a recent IPO.

     The Internet has dozens of active informational sites, mail lists, and newsgroups for both behavioral health, alternative medicine content and addiction recovery. As yet, none of these Internet sites has a professional, well supported, and well attended content structure and community. The strongest offerings on the Internet may have a small amount of interesting content, but no sense of community, and weak advertising draw.

GOVERNMENT REGULATION

     CABLE TELEVISION. The Television industry is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Federal Communications Commission ("FCC"). Regulations governing the rates that can be charged to subscribers by cable systems not in markets subject to effective competition from other multichannel video program distributors could adversely affect the ability of cable systems with limited channel capacity to finance rebuilding or upgrading efforts to increase channel capacity or otherwise restrict their ability to add new programming such as RnetHealth.com.

     In addition, federal "must-carry" rules requiring cable operators to devote up to one-third of their channels to carriage of local commercial TV broadcast stations (and additional channels for noncommercial educational TV stations); commercial leased access rules designating 10% to 15% of system channels for lease by unaffiliated programmers; and local regulatory requirements mandating additional channel set-asides for public, governmental and educational use could reduce channel availability, which might otherwise be available for RnetHealth.com on many cable systems. Statutory provisions and FCC rules governing relationships among cable systems and competing forms of multichannel video program distribution, as well as the relationships between the Company and its cable system affiliates could adversely affect the marketability of the Company's programming and the ability of the Company to enter into arrangements for the distribution of its programming.

     In addition, the cable systems and radio stations that carry the Company's programs are regulated by the FCC and, therefore, are subject to its rules and policies, such as those relating to sponsorship identification, broadcast of indecent language, provision of equal opportunities for political candidates and related measures pertaining to program content and format. Failure of the Company's programs to comply with one or more of these rules could subject the cable systems to FCC fines or other sanctions, adversely affect the Company's relationship with such entities and result in the discontinuation of carriage of the Company's programming by such entities.

     INTERNET. Internet and state regulation governing interactive or on-line information services and potentially affecting the activities of the Internet business is currently evolving. Regulations governing purchases of information services via toll-free telephone calls and laws governing obscene, indecent, or otherwise unlawful communications have been adopted, and there can be no assurance whether such laws and regulations will be applied to, and therefore affect, the business and operations of RnetHealth.com. Additional laws and regulations are currently being considered by the federal government and many state and local governments.

     There can be no assurance that these or existing laws or regulations will not be applied in a manner that will adversely affect the Company's business or operations. Moreover, the FCC currently is considering proposals that could increase the charges most individuals and entities pay to access Internet and on-line services, which, if adopted, could adversely affect the Company's business or operations.

     The FCC does regulate common carriers whose services are used for purchases of information services via toll-free telephone calls or pay-per-call services, which regulation could affect RnetHealth.com. The Federal Trade Commission also has jurisdiction over the provision of such services. Among the FCC's regulations are disclosure requirements and other prerequisites to charging calling parties for such services. The Communications Decency Act ("CD Act") would make it unlawful to: (i) knowingly send to a minor or display in a manner available to a minor "obscene", "indecent" or "patently offensive" communications using a telecommunications device or on-line service, (ii) send such a communication to anyone with the intent to annoy, threaten or harass; or
(iii) allow a telecommunications facility under one's control to be used for such purpose. A preliminary injunction against enforcement of the CD Act with respect to indecent or patently offensive communications has been affirmed by the United States Supreme Court, which found the CD Act's provisions to violate the First Amendment. Although it is unlikely that the enjoined provisions of the CD Act will ever become effective, there can be no assurance that information content made available on or through the RnetHealth.com's offerings, by the Company or by users of those offerings would not violate the CD Act, if it were to become effective, or similar legislation that Congress might enact in the future, or that attempts to implement defenses to such legislation would not adversely affect the Company's business or operations. Federal laws dealing with obscenity and child pornography as well as various state laws similar to those laws or to the CD Act may also apply to information content available on or through the Internet business's offerings. There is no assurance that those laws will not be applied in a manner that will adversely affect the Company's business or operations.

     Proposals for additional or revised statutory or regulatory requirements are considered by Congress, the FCC and state and local governments from time to time, and a number of such proposals are under consideration at this time. It is possible that certain of the provisions and requirements described herein are now, and in the future may be, the subject of federal or state legislation, agency proceedings or court litigation. It is not possible to predict what legislative, regulatory or judicial changes, if any, may occur or their impact on the Company's business or operations.

PROPRIETARY INFORMATION

     The Company has pending registration applications in the United States Patent and Trademark Office for the trademarks. The Company uses the "Recovery Network" a registered trademark in connection with its programming. The Company believes that its trademarks and copyrights, including "Rnethealth.com" trade name and the signature look of the network, have significant value and are important to the marketing and promotion of Rnethealth.com and the Company's recovery and prevention-related products and services. Although the Company believes that its trademarks and copyrights do not and will not infringe trademarks or violate proprietary rights of others, it is possible that existing trademarks and copyrights may not be valid or that infringement of existing or future trademarks or proprietary rights may occur. In the event the Company's trademarks or copyrights infringe trademarks or proprietary rights of others, the Company may be required to change the name of its network, proposed television shows, radio talk show or obtain a license.

     There can be no assurance that the Company will be able to do so in a timely manner, on acceptable terms and conditions, or at all. Failure to do any of the foregoing could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a trademark infringement or proprietary rights violation action. Moreover, if the Company's trademarks or copyrights infringe the trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company.

     The Company also relies on trade secrets and proprietary know-how and employs various methods to protect its concepts, ideas and the documentation of its television programming concepts in development. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how, concepts, ideas and documentation. Furthermore, although the Company has or expects to have confidentiality and non-competition agreements with its employees, and appropriate consultants, there can be no assurance that such arrangements will adequately protect the Company's trade secrets or that others will not independently develop programming similar to that of the Company.

INSURANCE

     The operation of a television, radio, Internet and interactive media business subjects the Company to possible liability claims from others, including viewers, listeners and callers to the Help Line for claims arising from the unauthorized use of name or likeness, invasion of privacy, defamation and slander. The Company maintains general liability insurance (with coverage in amounts of up to $1,000,000 per occurrence and $1,000,000 per annum), including insurance relating to personal injury and advertising injury, in amounts which the Company currently considers adequate.

EMPLOYEES

     The Company currently has 27 full time employees engaged in affiliate/marketing sales, programming, accounting, and in general administration. The Company also from time to time retains a number of marketing and political consultants to support its grassroots marketing efforts nationwide and in local communities.

PROPERTY

     The Company leases offices of approximately 2,500 square feet in Santa Monica, California pursuant to a five-year lease that expires in May 2001 and additional office space in Carpinteria, California pursuant to a three-year lease that expires in February 2003. The combined monthly rents are currently approx. $7,500 per month. The Company has an option to extend the lease in Santa Monica, California through May 2004 at a price to be negotiated by the parties based upon then prevailing rental rates.

     Our subsidiary Recovery Direct leases offices of approximately 2,805 square feet in Carpinteria, California, pursuant to a three-year lease that expires November 2001. There is no renewable option with this lease, but a renewed lease has been offered.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following are the directors and executive officers of the Company:


---------------------------------------------------------------------------------------------------
Robert Portrie                         50        Chairman of the Board of Directors
---------------------------------------------------------------------------------------------------
George Henry                           45        Chairman of the Executive Committee and Director
---------------------------------------------------------------------------------------------------
William Moses                          37        Vice Chairman of the Board
---------------------------------------------------------------------------------------------------
Wendy Borow Johnson                    48        Chief Executive Officer and President
---------------------------------------------------------------------------------------------------
Kevin Wall                             47        Director
---------------------------------------------------------------------------------------------------
Marc Guren                             44        Director
---------------------------------------------------------------------------------------------------
W. Thomas Oliver                       57        Director
---------------------------------------------------------------------------------------------------
Stacey Romm                            32        Chief Financial Officer
---------------------------------------------------------------------------------------------------
Anthony Cinelli                        24        Chief Technical Officer
---------------------------------------------------------------------------------------------------
Brad Parobek                           36        Sr. Vice President, Affiliate Sales
---------------------------------------------------------------------------------------------------

     ROBERT E. PORTRIE has been Chairman of the Board of Directors since October, 1999. Mr. Portrie is also a Managing Partner of RCM Technologies, Inc., a New Jersey based consulting and staffing company, where he is responsible for the insurance and financial services industry in addition to the knowledge management practice. Bob spent 23 years with AT&T in numerous sales, marketing, operational and research positions. In his last position, he was President and Chairman of the Board of AT&T InView, a subsidiary of AT&T which developed, sold and implemented the first internet business to business application in the insurance industry providing network centric business applications. Mr. Portrie also chaired the product architecture committee responsible for developing and integrating network based applications as part of the Large User Study Program under the auspices of the Chairman's office at AT&T. This program was credited with numerous customer focused developments, including the first network based Wide Area Network (WAN) deployment in the U.S. Portrie also served as President and CEO of InfoMation Publishing Corporation, a CMGI subsidiary which developed leading edge knowledge management software that today is the engine behind such internet companies as Zine Zone and Planet Direct, in addition to being the knowledge management system backbone for several Fortune 500 companies.

     GEORGE H. HENRY has been a director of the Company since its founding and is a principal shareholder. Mr. Henry has extensive Wall Street experience in both public and private finance and has served on nine public company Boards as well as the Boards of a dozen private companies. In 1980, after attending Columbia University Graduate School of Business, Mr. Henry worked in the Corporate Finance Department at Goldman Sachs & Co, and was a Vice President in the Corporate Finance Department at Wertheim Schroeder. In 1986, he founded G. Howard Associates, Inc., a private investment firm specializing in later stage venture finance and corporate advisory work. Mr. Henry is currently Chairman and Chief Executive Officer of Access Television Network, Inc. and a Trustee of Mitchell College.

     WILLIAM D. MOSES is a founder and director or Rnethealth.com. In addition he has served as President from January '97 to July '98. He has also served as Chief Executive Officer from April 1999 to June 2000. He is currently Vice Chairman of the Board. In January 1993, Mr. Moses co-founded Access Television Network and served as a director of ATN from June 1993 to June 1996. Prior to his tenure at Access, Mr. Moses was a managing partner of Axiom Partners, a New York investment banking and brokerage firm, and a money manager for Oscar Gruss & Co. and Bear Stearns. In May of 1998, Mr. Moses received the Ellis Island Gold Medal Award for Humanitarian Service, in recognition of his work as Honorary Chairman of Cable Positive, a non-profit organization that uses the influence of the communications industry for raising AIDS awareness, raising funds for AIDS research, and creating a compassionate climate for people living with HIV and AIDS.

     WENDY BOROW-JOHNSON is currently serving as President and director of RnetHealth.com since January 2000. In June 2000 she was appointed Chief Executive Officer and previously served as President, Health Care Services since October, 1999. Previously, Borow-Johnson was President of Com-Med Strategic Alliances, Inc. and was the former President and founder of Com-Med Interactive, an electronic media packaging division for healthcare for Medicus/DMB&B. She created direct to consumer advertising initiatives for pharmaceutical manufacturers and also was responsible for Internet production and strategic marketing plans. Prior to her career in advertising and strategic marketing, Ms. Borow-Johnson was the president, founder and CEO of American Medical Television, a partnership of NBC Cable and the American Medical Association. Prior to founding American Medical Television, Ms. Borow-Johnson as Vice President of Corporate Relations and Consumer Affairs for the American Medical Association. In this capacity she functioned as liaison to Fortune 500 companies and the pharmaceutical industry for sponsorship and advertising of consumer programs.

     KEVIN WALL has been a director of the Company since October, 1999. Mr. Wall is former Vice Chairman of the Board and Director of iXL Enterprises and served as President of iXL-West and head of new ventures for iXL. Mr. Wall also founded and served as President of BoxTop Interactive, which was acquired by iXL in 1997. BoxTop created award-winning internet sites and strategies for such clients as Fox Networks, Frito-Lay, Guess, and Universal Records. BoxTop also created primetime television production and international marketing, licensing and distribution of television programming. Mr. Wall was Executive Producer of "The Billboard Music Awards" (FOX), "Planet Hollywood Comes Homes" (ABC), "Twenty Years of David Copperfield" (CBS) and "Extreme Magic" (FOX). BoxTop had offices in Los Angeles, London and Buenos Aires, where Mr. Wall produced, created and/or distributed over five hundred single and multi-artist specials and global events including "The 3 Tenors Live in Concert 1994," "Columbia Records Celebrates the Music of Bob Dylan," "Freddy Mercury: AIDS Day Benefit," Michael Jackson's "Live From Bucharest," "Elton John: Live from Verona," as well as individual specials for Eric Clapton, Dire Straits and magician David Copperfield, among many others.

     MARC GUREN has been a director of the Company since October, 1999. Mr. Guren is also Manager and President of Acuity Capital, LLC, a venture investment and advisory firm providing merchant banking services in the information industry, including the Internet, software and hardware development, and health care areas. Departing from the practice of law in 1984, Guren became an independent business and financial strategist and an advisor to various computer and software companies and individuals. He has served as a strategic, financial and business advisor to, and has been an investor in, various Internet, online and healthcare companies, including BoxTop Interactive, iXL Enterprises, and Personal Library Software. He was a Vice President of the Roy Disney family's Shamrock Holdings, Inc. where he was, among other things, responsible for evaluating and making investments in, and turning around companies in the software, entertainment retailing, and technology areas. He subsequently joined media analyst Paul Kagan to manage Kagan's investments in businesses, most notably in the Internet and technology areas as well as in traditional media and cable businesses. Among his responsibilities were developing and implementing business, strategic and financial plans and partnerships for Internet and media companies.

     W. THOMAS OLIVER has been a director of the Company since April, 2000. A veteran cable television programming network executive and former Chairman and Chief Executive Officer of the Interactive Channel, Oliver's focus has been on promoting branded media services for distribution via the new distribution channels, in particular managing ground floor product introduction efforts behind as the HBO and Cinemax pay TV services, USA Network, DMX Music, and most recently, the SourceSuite family of digital interactive broadband TV services for Interactive Channel, Inc. Prior to his tenure at the Interactive Channel, Oliver served as Executive Vice President and a founding partner of DMX Music, Inc., a subsidiary of the Liberty Media Corp., from its inception in 1987.

     STACEY ROMM joined the Company's Finance Department in September 1998. She presently serves as the Chief Financial Officer. From 1995 to 1998, Ms. Romm worked for International Home Improvement as the Financial Manager. Prior to 1995, Ms. Romm directed the finance department for LaPlaya Plumbing.

     ANTHONY CINELLI serves as the Company's Chief Technical Officer. Mr. Cinelli is well-acquainted with computer/Internet systems relating to development and deployment. Prior to joining Rnethealth.com, Inc, he worked for PayCom Billing Services where he helped create and maintain secure systems processing over $1.5 million per day. Mr. Cinelli is fluent in numerous programming languages, Internet communication protocols, and electronic content distribution.

     BRAD PAROBEK serves as the Company's Senior Vice President of Affiliate Sales. Mr. Parobek is a 13-year veteran of the Cable and Telecommunications industry and served on numerous board and committee throughout his tenure. From 1989 to 1995, he was a member of the Board of Directors of the North Central Cable and Telecommunications Association. He presently is a member of the Board of Directors of Rocky Mountain Empire Venture and Nanny's Baby Wraps in Denver, CO.

     All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Non-employee directors do not receive cash compensation for serving as directors. The Company reimburses directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company. Each member of the Board of Directors is eligible to participate in the Company's 1996 Board of Directors and Advisory Board Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

     In October 1996, the Company established a Finance and Compensation Committee of the Board of Directors which reviews the compensation for all officers and directors and affiliates of the Company. The Committee also administers the 1996 Employee and Consultants Stock Option Plan, the 1996 Board of Directors and Advisory Board Retainer Plan, the 1997 Management Bonus Plan, and the 1998 Stock Option Plan. Mr. Henry is Chairman of the Finance and Compensation Committee and Mr. Moses is also a member of the Finance and Compensation Committee.

     In May 1997, the Company established an Audit Committee of the Board of Directors that meets with management and the Company's independent public accountants to review the adequacy of internal controls and other financial reporting matters. Mr. Henry is the Chairman of the Audit Committee.

     In October 1996, the Company established an Executive Committee of the Board of Directors which is responsible for overseeing strategic planning and operations for the Company. Mr. Henry is the Chairman of the Executive Committee and Mr. Moses is also a member of the Executive Committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid by the Company to executive officers that received compensation in excess of $100,000 (the "Named Executive Officers") during fiscal 1998 and 1999:

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------
                         ANNUAL COMPENSATION                           LONG TERM COMPENSATION AWARDS
----------------------------------------------------------------------------------------------------------------
NAME AND              YEAR
PRINCIPAL             ENDED
POSITION             JUNE 30,    SALARY      BONUS       SHARES UNDERLYING OPTIONS (#)     ALL OTHER COMPENSATION
----------------------------------------------------------------------------------------------------------------
William Moses,       1998        $182,765                 50,000
Chief Executive
Officer
----------------------------------------------------------------------------------------------------------------
                     1999        $336,037                316,667
                                   (g)(k)
----------------------------------------------------------------------------------------------------------------
John Wheeler,        1998        $182,373                 50,000
Sr. Vice
President,
Operations
----------------------------------------------------------------------------------------------------------------
                     1999        $186,349(h) $22,420       5,000                              85,179(f)
                                             (a)(b)
----------------------------------------------------------------------------------------------------------------
Gary Horowitz,       1999        $155,099(i)             267,915
President                          (c)
----------------------------------------------------------------------------------------------------------------
Gregory Richey,      1998        $163,335                 50,000
Chief Financial                    (d)
Officer
----------------------------------------------------------------------------------------------------------------
Donald Masters       1998        $148,420                 50,000
                                   (e)
----------------------------------------------------------------------------------------------------------------
                     1999        $128,817                116,667
                                   (j)
----------------------------------------------------------------------------------------------------------------

(a) Bonus paid to Mr. Wheeler pursuant to contact terms of employment agreement, wherein Mr. Wheeler received commission per subscriber at $0.01 per subscriber.

(b) Includes accrued but unused vacation paid to Mr. Wheeler upon expiration of his employment agreement. Mr. Wheeler's employment agreement was not renewed.

(c) Mr. Howoritz resigned from the Company in April 1999.

(d) Mr. Richey resigned from the Company effective September 18, 1998.

(e) Mr. Masters resigned from the Company effective May 1, 1999.

(f) Compensation paid for vacation pay owed per Mr. Wheeler's contract which expired in May 1999 and compensation for letter agreement dated January 26, 1999 disclosed in Item II Section III paid in unregistered shares.

(g) Includes compensation paid in stock valued at $186,037

(h) Includes compensation paid in stock valued at $48,849

(i) Includes compensation paid in stock valued at $30,099

(j) Includes compensation paid in stock valued at $89,317

(k) Mr. Moses resigned from the Company as Chief Executive Officer effective June 2000.

     The following table sets forth information concerning the grant of stock options to the Named Executive Officers during fiscal 1999:

                      OPTION GRANTS DURING LAST FISCAL YEAR

------------------------------------------------------------------------------------------------------------
                             NUMBER OF SHARES   % OF TOTAL OPTIONS
                             UNDERLYING         GRANTED TO EMPLOYEES IN     EXERCISE PRICE   EXPIRATION
NAME                         OPTIONS GRANTED    FISCAL YEAR                 ($/SH)           DATE
------------------------------------------------------------------------------------------------------------
William Moses                200,000               13%                        $ 0.31          05/11/02
------------------------------------------------------------------------------------------------------------
                              50,000                4%                        $1.625          08/03/02
------------------------------------------------------------------------------------------------------------
                              66,667                5%                        $ 0.43          08/03/02
------------------------------------------------------------------------------------------------------------
John Wheeler                   5,000                1%                        $ 0.59           Expired (a)
------------------------------------------------------------------------------------------------------------
Gary Horowitz                200,000               13%                        $ 0.43           Expired (a)
------------------------------------------------------------------------------------------------------------
                               5,000                1%                        $ 0.59           Expired (a)
------------------------------------------------------------------------------------------------------------
                              12,915                1%                        $ 1.81           Expired (a)
------------------------------------------------------------------------------------------------------------
                              50,000                4%                        $ 1.625          Expired (a)
------------------------------------------------------------------------------------------------------------
Donald Masters                50,000                4%                        $ 1.625          Expired (a)
------------------------------------------------------------------------------------------------------------
                              66,666                5%                           .43           Expired (a)
------------------------------------------------------------------------------------------------------------

(a) Options expired unexercised as a result of resignations during fiscal 1999.

     The following table summarizes the aggregated options standing as of June 30, 1999 for the executives listed above.

            OPTIONS EXERCISES IN FISCAL YEAR ENDED JUNE 30, 1999 AND
                       OPTION VALUES AS OF JUNE 30, 1999

-------------------------------------------------------------------------------------------------------------
                                                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                        SHARES                        UNDERLYING UNEXERCISED            IN THE MONEY
                      ACQUIRED ON       VALUE        OPTIONS AT JUNE 30, 1999      OPTIONS AT JUNE 30, 1999
  NAME                EXERCISE($)     REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
William Moses            0               0                523,904/0(a)                    $60,373/$0
-------------------------------------------------------------------------------------------------------------
John Wheeler             0               0                  5,000/0(b)                         $0/$0
-------------------------------------------------------------------------------------------------------------
Cary Horowitz            0               0                267,915/0(b)                    $14,000/$0
-------------------------------------------------------------------------------------------------------------
Donald Masters           0               0                155,112/0(c)                    $10,850/$0
-------------------------------------------------------------------------------------------------------------

--------------------
(a) All but 191,580 shares have been exercised in fiscal 2000.
(b) All of these options expired unexercised in fiscal 2000 as a result of resignations during fiscal 1999.
(c) In September 1999, all of these options were allocated to Bill Moses, Stacey Romm and Tracy Neal as a result of Mr. Master's resignation in fiscal 1999.

OPTION REPRICING

In August 1998, the Board of Directors of the Company voted to approve the repricing of options to purchase 806,746 shares granted under the Management Bonus Plan and the 1998 Stock Plan, including options to purchase 241,667, 129,581 and 50,000 shares granted to Messrs. Moses, Masters and Richey, respectively. Such repricing was effected by offering to exchange new options with an exercise price of $1.56 per share, which was the fair market value of the Common Stock on the date of repricing, for the options then held by such optionees. The new options otherwise would have identical terms and conditions as the current options. By repricing such options, the Company intends to reward key employees, including the named executive officers, holding such options for their contributions to the Company. In April 1999, approximately 655,925 options previously granted under the 1997 Plan and 1998 Plan were canceled. These options may or may not be re-issued at a later date.

EMPLOYMENT AGREEMENTS

     Effective December 1, 1996, the Company entered into an employment agreement with William D. Moses, the Company's Chief Executive Officer, which expired on September 30, 1998. The employment agreement provided for a base compensation payable to Mr. Moses of $12,000 per month through September 30, 1998. Pursuant to the agreement, Mr. Moses was entitled to participate in any employee benefit plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Moses' employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Moses was entitled to severance compensation equal to the lesser of his base salary and vacation compensation due through September 30, 1998 and his base salary and vacation compensation for one year, payable one-half upon termination and the balance ratably over the following six months. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Moses, Mr. Moses was entitled to such compensation as is mutually agreed on between the Company and Mr. Moses but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." Mr. Moses agreed not to compete with the Company during the term of the employment agreement and for a period of two years after termination of his employment relationship with the Company in the development or provision of media services or any other line of business which the Company is engaged in or forms the intention to engage in during this period. In the event of a "change in control" (as defined in the employment agreement), Mr. Moses would have been deemed to have been terminated without "good cause", and the covenant not to compete would have had no further effect.

     Effective December 1, 1996, the Company entered into an employment agreement with Donald J. Masters, the Executive Vice President of the Company, which expired on November 30, 1998. The employment agreement provided for a base compensation payable to Mr. Masters of $10,000 per month through November 30, 1998. Pursuant to the agreement, Mr. Masters was entitled to participate in any employee benefit plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Master's employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Masters was entitled to severance compensation, equal to his base salary and vacation compensation, at the option of the Company, for such period of time between one year and two years that the non-compete covenant described below is in effect and such severance compensation shall be payable one-half on the date of termination and the balance shall be payable ratably over six months following the date of termination. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Masters, Mr. Masters was entitled to such compensation as mutually agreed on between the Company and Mr. Masters but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." In addition, Mr. Masters agreed under certain circumstances not to compete with the Company during the term of the employment agreement and for up to two years after termination of his employment relationship with the Company in any media business whose programming, content or services address or relate to Recovery Issues or in any organization whose primary business is offering products and services relating to Recovery Issues.

     Effective May 13, 1997, the Company entered into an employment agreement with John Wheeler, the Company's Senior Vice President of Sales and Marketing, which expired on May 31, 1999. The employment agreement provided for a base ompensation payable to Mr. Wheeler of $12,000 per month through May 13, 1999. In addition to the base salary, Mr. Wheeler received a commission payable quarterly in the amount of $.01 for each additional subscriber household in excess of one million subscriber households to which an affiliated cable system service delivers a minimum of two hours of the Company's programming, so long as the household subscriber did not already receive the programming through the Company's Nesting Contract or through any other agreement under which the Company purchases carriage rights. Pursuant to the agreement, Mr. Wheeler was entitled to participate in any employee benefits plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Wheeler's employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Wheeler was entitled to severance compensation equal to the lesser of his base salary and vacation compensation due through March 13, 1999 and his base salary and vacation compensation for ninety days, payable one-half upon termination and the balance ratably semi-monthly over the compensation reference period. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Wheeler, Mr. Wheeler was entitled to such compensation as is mutually agreed on between the Company and Mr. Wheeler but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." Mr. Wheeler agreed not to compete with the Company during the term of the employment agreement for a period of one year after termination of his employment relationship with the Company in the development or provision of recovery media services or any other line of recovery media services which the Company is engaged in or forms the intention to engage in during this period. Mr. Wheeler's employment agreement expired on May 31, 1999. Mr. Wheeler was terminated upon the expiration of his employment contract.

     Effective May 1, 1997, the Company entered into an employment agreement with Bill Megalos, the Company's Vice President of Production, which expired on November 30, 1998. The employment agreement provided for a base compensation payable to Mr. Megalos of $10,000 per month through November 30, 1998. Pursuant to the agreement, Mr. Megalos was entitled to participate in any employee benefit plans and arrangements when and as implemented by the Company. In the event of termination of Mr. Megalos's employment by the Company, without "good cause" (as defined in the employment agreement), Mr. Megalos was entitled to severance compensation equal to his base salary and vacation compensation for 90 days, payable ratably over such 90 day period. In the event of termination of the employment agreement by mutual agreement of the Company and Mr. Megalos, Mr. Megalos was entitled to such compensation as is mutually agreed on between the Company and Mr. Megalos but in no event to exceed the amount of severance compensation payable in the event of termination without "good cause." Mr. Megalos agreed not to compete with the Company during the term of the employment agreement and for a period of one year after termination of his employment relationship with the Company in the development or provision of recovery media services or any other line of recovery media services which the Company is engaged in or in which the Company forms the intention to engage with the active participation of Mr. Megalos during this period.

     Effective May 11, 1999, the Company entered into an employment agreement with Jay Handline, the Company's Executive Vice President, for a term of three years. The employment agreement provides for a base compensation payable to Mr. Handline of $12,000 per month through May 11, 2002. In addition to the base salary, Mr. Handline shall receive an option to purchase 400,000 shares of the Company's common stock exercisable at the closing bid price on May 11, 1999. The Option vests 1/4th upon execution of the agreement, 1/4th at the end of year 1, 1/4th at the end of year 2, and 1/4th at the end of year 3. Mr. Handline resigned from the Company in May 2000.

     Effective January 6, 2000, the Company entered into an employment agreement with Wendy Borow Johnson, the Company's newly appointed President. The employment agreement provides for a base compensation payable to Ms. Borow Johnson of $12,500 per month together with incremental bonuses. Ms. Borow Johnson's employment with the Company is for no fixed term. The Company has retained Ms. Borow Johnson's services for the exclusive benefit of the Company and Ms. Borow Johnson has agreed not to render her time and services to any other entity. Ms. Borow Johnson's participation with EHealthcare World has been excluded from this agreement between Ms. Borow Johnson and the Company. Ms. Borow Johnson has received an option to purchase 1,015,000 shares of common stock exercisable at $0.39 per share. The option vests in equal installments monthly for a period of two (2) years.

STOCK OPTION PLANS

     The Company has adopted six stock option plans: the 1996 Employee and Consultants Stock Option Plan (the "Employee and Consultants Plan"), the 1996 Board of Directors and Advisory Board Stock Option Plan (the Directors and Advisory Board Plan"), the 1997 Management Bonus Plan (the "Management Bonus Plan"), the 1998 Stock Option Plan (the "Stock Plan"), the 1999 Stock Compensation Plan and the 1999 Stock Option Plan (the "1999 Option Plan"). The Company has reserved an aggregate of 1,932,876 shares of Common Stock for future issuance under these plans. All options granted or to be granted under these plans are non-qualified stock options ("NQSOs") or incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended. The management Bonus Plan and the Stock Plan also provide for non-option awards, such as stock appreciation rights and restricted stock awards.

     PURPOSE. The purpose of the plans is to grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-qualified stock options as a means to provide an incentive to selected directors, officers, employee and consultants to acquire a proprietary interest in RnetHealth.com, Inc., to continue in their positions with us and to increase their efforts on our behalf.

     ADMINISTRATION. The plans are administered by the board or a committee appointed by the board. Under the plans, the plan administrator has the authority to, among other things: (a) select the eligible persons to whom options will be granted, (b) determining the size, type and the terms of each option granted, (c) adopted, amend and rescind rules and regulation for the administration of the plans, and (d) decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the plans.

     OPTIONS. Each option granted under the plans is evidenced by an agreement that states the terms and conditions of the grant. The exercise price of an option granted under any of the plans shall not be less than 100% of the fair market value of the stock at the time of grant. Each option plan granted under the plans will be exercisable at the times and in the amounts determined in accordance with the agreements. In addition the board, in its discretion, may accelerate the exercisability of any option under any of the plans.Options granted under the plans are not transferable and are only exercisable by the grantee during the grantee's lifetime. Each option shall terminate at the time specified in the agreements.

STOCK COMPENSATION PLAN

     Effective February 19, 1999, the Company established the 1999 Employee and Consultant's Stock Compensation Plan (the "Plan"). The purpose of the Plan is to compensate employees and certain consultants of the Company for services by issuing to them stock in lieu of cash payments. An aggregate of 1,500,000 shares of Common Stock are reserved for issuance under the Plan.

     In June 1999, the Company established the Employee Stock Compensation Plan (the "Employee Stock Plan") the purpose of the Employee Stock Plan is to provide employees with an incentive to maintain the long-term performance and profitability of the Company. A maximum of 1,300,000 shares may be issued under the Employee Stock Plan.

NON-PLAN STOCK OPTIONS

     The Company has granted 3,382,085 non-plan stock options to acquire shares of Common Stock, which are outstanding as of March 31, 2000 and exercisable at prices ranging from $0.25 to $5.00 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The articles of incorporation of the Company provide for the indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the articles of incorporation and the corporation law of the State of Colorado, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     As permitted by the Colorado Business Corporation Act, the Articles of Incorporation provide that directors and officers of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 7-108-403 of the Colorado statute relating to unlawful distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation also provide (subject to certain exceptions) that the Company shall, to the maximum extent permitted from time to time under the law of the State of Colorado, indemnify, and upon request shall advance expenses to, any director or officer to the extent permitted under such law as it may from time to time be in effect. The Company's bylaws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Articles of Incorporation. As a result of these provisions, shareholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties, which may reduce the likelihood of shareholders instituting derivative litigation against directors and officers and may discourage or deter shareholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders.

ADVISORY BOARD

     The Board of Directors of the Company has established a Board of Advisors (the "Advisory Board") to assist the Company in the development and implementation of its long-term strategy and goals and to propose, adopt and audit compliance by the Company with programming and business standards that are consistent with the delivery of effective, non-exploitative, and non-biased recovery based services. The Advisory Board will recommend to the Company's Board of Directors the adoption of standards and practices to provide guidance for the Company's employees in determining appropriate programming and online content, advertising, and merchandise sales. The Advisory Board will advise on technical matters and also serve as an independent voice for the recovery community.

     The Company has enlisted the membership of noted professionals in their respective fields, with nationally recognized expertise for their commitment and contributions.

     The Advisory Board meets semi-annually on a formal basis, and deals with individual issues as they arise. Advisors serve one year terms and receive options to purchase stock for their participation on the Company's Advisory Board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 26, 1998, Mr. Henry entered into an agreement with Recovery Interactive. Pursuant to such agreement, Mr. Henry is entitled to a percentage of any proceeds from a "change of control" (as defined in the agreement) of Recovery Interactive which exceeds a base amount.

     Charlotte Schiff Jones, a director of the Company, provides consulting services in the areas of affiliate marketing and strategic business development. During the fiscal year ending June 30, 1998, Ms. Schiff Jones received $58,314 as compensation for such services.

     On December 7, 1998, the Company entered into an agreement with G. Howard Associates, Inc. ("Howard") wherein Howard would represent the Company, on an exclusive basis with respect to certain investors in connection with raising capital for the Company. For its services, Howard would receive a cash fee equal to 6% of the total consideration received by the Company and to reimburse Howard for its out-of-pocket expenses. The fee is due at the closing of a said transaction. Such agreement with Howard was amended in April 1999. The amendment expanded Howard's representation to include (a) the sale of the Company's 20% ownership in RecoveryNetInteractive; (b) the settlement with certain creditors identified; and, (c) assistance in raising $300,000 of additional capital. Pursuant to this amendment, Howard would receive 900,000 newly issued shares of the Common Stock and warrants held by Howard and/or George Henry were cancelled.

     In December 1998, in connection with $725,000 notes payable by the Company, the Company granted warrants to purchase 500,000 unregistered shares at $0.01 per share to a group of shareholders (the Noteholders"). In April 1999, the Company renegotiated the terms of the $725,000 notes payable to certain shareholders. In exchange for extending the due date to October 1999 (six months), the Company granted another 1,000,000 warrants at $0.01 per share. Approximately 999,999 shares to date have been exercised.

     On January 7, 1999 the Company engaged Ms. Jones, member of the Board of Directors to act as a "Special Agent" to help the Company secure financing. Pursuant to Ms. Jones proposal Ms. Jones received 50,000 shares of unregistered common stock and is entitled to 5% of the first one million of value, 4% of the second one million value, 3% of the third one million value, 2% of the fourth one million value and 1% on all amounts of value excess of five million dollars upon closing.

     On January 26, 1999 the Company engaged Mr. Wheeler as a Agent to help secure financing . Pursuant to the Letter of Agreement Mr. Wheeler will received 75,000 shares of unregistered common stock and is entitled to a cash fee equal to four percent (4%) of the total financing upon closing.

     Beginning in February 1999, executive officers and other employees of the Company have received stock in lieu of salaries. To-date, the Company has issued 270,971 shares in lieu of salaries.

     In March 1999, in connection with an aggregate $100,000 investment by certain investors, the Company agreed to issue notes convertible into Common Stock of the Company.

     On October 13, 1999, the Company finalized a debt restructuring and infusion of additional capital with certain noteholders and shareholders, resulting in the following: (1) conversion of all existing debt and accrued interest to equity (estimated at approximately $756,000) at $0.25 per share; (2) commitment to receive an equity infusion from key internal shareholders totaling up to $600,000 at $0.25 per share; and (3) a 45-day option to noteholders to acquire additional equity at $0.25 per share up to $756,000.

     On November 18, 1999, additional notes and accrued interest totaling $108,000 were converted for 432,000 shares at $0.25 per share.

     In January 2000, the Company issued 2,221,606 shares to a group of existing investors resulting in proceeds of $556,271.

     In March 2000, Peter Graf, a shareholder in the Company subscribed to purchase 400,000 shares of the Company's common stock at $1.00 per share. The Company received $400,000, which was used to finance operations.

     The Company believes that all of the foregoing transactions and arrangements with affiliates were fair and reasonable to the Company and were and are on terms no less favorable than could have been obtained from unaffiliated third parties. There can be no assurance, however, that future transactions or arrangements between the Company and affiliates will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by the Company's Finance and Compensation Committee.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of June 19, 2000, relating to the beneficial ownership of shares of Common Stock by: (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each of the Company's directors and
(iii) all directors and executive officers of the Company as a group.


-----------------------------------------------------------------------------------------------------------
                                                     Number of shares beneficially
Name and address of beneficial owner(a)              owned(b)                           Percentage of Class
-----------------------------------------------------------------------------------------------------------
William Moses                                        3,523,034(c)                        11%
-----------------------------------------------------------------------------------------------------------
George Henry (d)                                     2,720,401(e)                         8%
-----------------------------------------------------------------------------------------------------------
Robert Portrie (f)                                   1,588,608(g)                         5%
-----------------------------------------------------------------------------------------------------------
Marc Guren (h)                                       1,655,000(i)                         5%
-----------------------------------------------------------------------------------------------------------
Kevin Wall (j)                                       1,646,206(k)                         5%
-----------------------------------------------------------------------------------------------------------
Wendy Borow Johnson (l)                              1,215,000(m)                         *
-----------------------------------------------------------------------------------------------------------
Peter Graf (n)                                       1,665,306                            5%
-----------------------------------------------------------------------------------------------------------
W. Thomas Oliver (o)                                   250,000(p)                         *
-----------------------------------------------------------------------------------------------------------
Stacey Romm (q)                                        101,704(r)                         *
-----------------------------------------------------------------------------------------------------------
All Directors and Executive Officers as a group     14,365,259                           45%
-----------------------------------------------------------------------------------------------------------

* Owns less than 5%

(a) Unless otherwise indicated, the address for each named individual or group is in care of RnetHealth.com, Inc., 506 Santa Monica Blvd., Suite 400, Santa Monica, California 90401.

(b) Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of June 19, 2000 and those that have been exercised and converted. Pursuant to a "change of control" provision, which defines a "change of control" to have occurred if individuals who are directors at the beginning of a 24-month period fail to constitute at least two-thirds of all directors of the Company during such period, in the various stock option contracts issued to certain of the beneficial owners, all stock options beneficially owned by such person are currently exercisable. Assumes a base of 31,812,917 shares of Common Stock before any consideration is given to outstanding options, warrants or convertible securities.

(c) Includes options to purchase 191,530 shares of Common Stock.

(d) The address of the beneficial owner is 6860 Sunrise Court, Coral Gables, FL 33133.

(e) Includes options to purchase 777,082 shares of Common Stock.

(f) The address of the beneficial owner is 8010 Mergaser Drive, Ponte Vedra, FL 32082.

(g) Includes a warrant to purchase 1,215,000 shares of the Common Stock.

(h) The address of the beneficial owner is 12011 San Vicente Blvd., Suite 606, Los Angeles, CA 90049.

(i) Includes a warrant to purchase 1,215,000 shares of the Common Stock.

(j) The address of the beneficial owner is 10880 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024.

(k) Includes a warrant to purchase 1,215,000 shares of the Common Stock.

(l) The address of the beneficial owner is 1571 Christina Lane, Lake Forest, IL 60045.

(m) Includes an option to purchase 1,015,000 shares of Common Stock.

(n) The address of the beneficial owner is 87 Holly Place, Briarcliff Manor, NY 10510.

(o) The address of the beneficial owner 542 Warner Avenue, Los Angeles, CA
90024.

(p) Includes an option to purchase 250,000 shares of Common Stock.

(q) The address of the beneficial owner is 19759 Schoolcraft Street, Winnetka, CA 91306

(r) Includes an option to purchase 101,704 shares of Common Stock.

                               SELLING SHAREHOLDER

RELATIONSHIP OF SELLING SHAREHOLDER WITH THE COMPANY

     The Selling Shareholder currently has not, nor within the past three years has had, any position, office, or other material relationship with the Company or any predecessor or affiliate of the Company.

SALES OF OUTSTANDING SHARES BY SELLING SHAREHOLDER

     The Selling Shareholder has not advised the Company, and the Company is unable to predict, if, when, the extent to which it intends to sell the Shares being registered hereunder for its account. Notwithstanding the foregoing, for purposes of the following Selling Shareholder Table, all of the Shares are deemed to have been sold to the Selling Shareholder by the Company and susequently to be offered hereby by the Selling Shareholder for sale to the public. Based upon the foregoing assumption, the following table sets forth information, as at June 1, 2000, with respect to (i) the Selling Shareholder's beneficial ownership of the Company's Common Stock prior to the offering of any Shares hereunder by such Selling Shareholder, (ii) the number of Shares which may be offered for sale hereunder and (iii) the number shares of the Company's Common Stock to be beneficially owned by each Selling Shareholder after the offering (assuming the sale of all Shares being offered hereunder).

     There can be no assurance that any of the Selling Shareholders will offer for sale any or all of the Common Stock offered by them pursuant to this Prospectus.


---------------------------------------------------------------------------------------------------------------------
                                Shares of Common Stock                                     Shares of Common Stock
                                Beneficially  Owned Prior    Shares of Common Stock to     Beneficially Owned After
Name of Selling Shareholder     to Offering                  be Offered Hereunder          Offering
---------------------------------------------------------------------------------------------------------------------
Torneaux Ltd.                   4,800,000(a)                    4,800,000                           --
---------------------------------------------------------------------------------------------------------------------

---------------------
(a) Includes the estimated number of shares issuable to Purchaser pursuant to the Common Stock purchase agreement including an estimated 960,000 shares issuable pursuant to the exercise of Warrants.


                       THE COMMON STOCK PURCHASE AGREEMENT

     On June 2, 2000, we entered into a Common Stock Purchase Agreement (the "Agreement") with Torneaux Ltd. hereinafter referred to as "Purchaser". Pursuant to the terms of the Agreement, we may, in our sole discretion and subject to certain restrictions, periodically sell shares of the Company's Common Stock for up to $10,000,000 to the Purchaser upon the effective registration of such shares and continuing for a period of Fourteen (14) months thereafter. The Agreement allows us to choose to sell Common Stock to the Purchaser at times, which we decide are advantageous. The Agreement is not a debt instrument. Any sale by us shall be to Purchaser for the sale of our Common Stock and not a loan.

     DRAW DOWN TERMS. A draw down notice must be delivered to the Purchaser prior to the date that we intend to sell the Common Stock to the Purchaser. The draw down notice shall state a draw down of $300,000 if the threshold price is equal to $0.50, and an additional $50,000 for every $0.50 increase of the threshold price above $0.50 up to $5.50 for a maximum draw down amount of $800,000, which draw down the Purchaser is obligated to accept. (the "Draw Down Notice").The threshold price (the "Threshold Price") is the lowest price at which the Company will set in the Draw Down Notice in order to sell Shares. The number of shares to be issued in connection with each draw down shall be equal to the sum of the quotients (for each trading day if the draw down pricing period for which the volume weighted average price ("VWAP") equals or exceeds the Threshold Price) of (x) 1/20th (or such other fraction based upon draw down pricing period) of the draw down amount divided by (y) (A) the applicable draw down discount percentage multipled by (B) the VWAP for such day.

     TEN PERCENT LIMIT On each settlement date ("Settlement Date"), the second business day following the end of the settlement period ("Settlement Period"), the two periods of ten consecutive trading days, the number of Shares then to be purchased shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Purchaser beneficially or deemed beneficially owned by the Purchaser, would result in the Purchaser owning more than 9.9% of all of such Common Stock as would be outstanding on such Settlement Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 5.3(h), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Settlement Date than on the date upon which the Draw Down Notice associated with such Settlement Date is given, the amount of Common Stock outstanding on such Settlement Date shall govern for purposes of determining whether the Purchaser, when aggregating all purchases of Common Stock made pursuant to this Agreement would own more than 9.9% of the Common Stock following such Settlement Date.

     WARRANTS. Following each Settlement Date, the Company shall issue to the Purchaser a warrant to purchase up to 25% of the number of shares of Common Stock purchased in such corresponding Settlement Period (a "Warrant"), each such warrant being exercisable for a period of three (3) years commencing on the date of issuance of such Warrant. The exercise price of each Warrant (the "Warrant Exercise Price") shall be 115% of the price per Share paid by the Purchaser during the Settlement Period.

     TERMINATION OF AGREEMENT. The Purchaser may terminate this Agreement upon one (1) day's notice (v) if the Company issues convertible debentures or enters an equity financing facility without the Purchaser's prior written consent, or
(w) if an event resulting in a Material Adverse Effect or a Material Change of Control in Ownership has occurred, or (x) the Registration Statement is not declared effective within 120 days following the Filing Date, or (y) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of five (5) trading days during the Investment Period, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments subsequent to the Closing Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act, or (z) the Company shall at any time fail to comply with the requirements of Section 4.2, 4.3 or 4.4 hereof.

     THE PURCHASER'S RIGHT OF INDEMNIFICATION. The Company will indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all reasonable attorney's fees) to which the Purchaser and each person, if any, who controls the Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement or the Prospectus relating to the shares being sold to the Purchaser, or any amendment or supplement to it, or (ii) the omission or alleged omission to state in that Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be liable under this Section 9.1(a) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act, undertaken or omitted to be taken by the Purchaser or such person through its bad faith or willful misconduct; provided, however, that the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Purchaser expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto). The Company will reimburse the Purchaser and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or the controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company will not be liable to the extent a claim or action which results in a loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement or any Prospectus in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus.

                            DESCRIPTION OF SECURITIES

GENERAL

     The aggregate number of shares that the Company is authorized to issue is 50,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, the Company had outstanding 31,812,917 shares of Common Stock.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share held of record in the election of directors of the Company and in all other matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voting for the election of directors can elect all of the directors. Holders of Common Stock are entitled (i) to receive such dividends as may be declared from time to time by the board of directors out of funds legally available for such purpose, and (ii) in the event of the liquidation, dissolution, or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid, and nonassessable. Holders of Common Stock have no preemptive right to subscribe for or purchase additional shares of any class of the Company's capital stock.

WARRANTS

Warrants previous issued pursuant to the 1999 Private Placement entitles the holder thereof (the "Warrant Holders") to purchase one share of Common Stock at a price of $0.35, subject to adjustment in certain circumstances, through and including June 10, 2002. As of June 21, 2000, there is a balance of 162,500 warrants exercisable.

     The Warrant Holders shall have the right to exercise their Warrants until the close of business on June 10, 2002.

     The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant (which has been filed as an exhibit to this Registration Statement) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

     The Warrants may be exercised upon surrender of the Warrant on or prior to the expiration date to the Company at its principal office or at the office of the Warrant agent appointed by the Company in accordance with the terms of the Warrant, with the subscription form attached thereto completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or official bank check payable to the order of the Company) for the number of Warrants being exercised. The Warrant Holders do not have the right or privileges of holders of Common Stock.

REDEEMABLE WARRANTS

     Each Redeemable Warrant outstanding entitles the registered holder thereof (the "Redeemable Warrant Holders") to purchase one share of Common Stock at a price of $5.50, subject to adjustment in certain circumstances, through and including September 29, 2002.

     Each Redeemable Warrant is redeemable by the Company at any time, upon notice of not less than 30 days, at a price of $.10 per Redeemable Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently, $8.25, subject to adjustment) of the then effective exercise price of the Redeemable Warrants and the Company obtains the written consent of Whale Securities Co., L.P., the underwriter in the Company's initial public offering (the "Underwriter") to such redemption prior to the Call Date. The Redeemable Warrant Holders shall have the right to exercise their Redeemable Warrants until the close of business on the date fixed for redemption.

The Redeemable Warrants are issued in registered form under a warrant agreement by and among the company, American Stock Transfer & Trust Company, as warrant agent (the "Redeemable Warrant Agent"), and the Underwriter (the "Redeemable Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Redeemable Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Redeemable Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Redeemable Warrants. Reference is made to the Redeemable Warrant Agreement (which has been filed as an exhibit to the Company's Registration Statement on Form SB-2, as amended dated 9/23/97 (File No. 333-27787)) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

     No Redeemable Warrant will be exercisable unless, at the time of exercise, the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Redeemable Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Redeemable Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, subject to the terms of the Redeemable Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that the Company will be able to do so.

REGISTRATION RIGHTS

     In March and April 1997, the Company completed a private financing (the "Private Financing") pursuant to which the Company issued and sold to 21 "accredited investors" an aggregate of 40 units (the "Financing Units") consisting of an aggregate of (i) $2,000,000 principal amount of unsecured non-negotiable promissory notes (the "Financing Notes") which bear interest at the rate of 9% per annum and are due on the earlier of the consummation of this offering or March 6, 1998; (ii) 400,000 shares of Common Stock (the "Financing Shares"); and (iii) warrants (the "Financing Warrants") to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $5.50 per share. In connection with the Private Financing, the Company agreed to include the 400,000 Financing Shares and the 500,000 shares issuable upon exercise of the Financing Warrants (the "Financing Warrant Shares") in a registration statement which the Company will prepare and file with, and use its best efforts to have declared effective by, the Commission so as to permit the public trading of the Financing Shares and Financing Warrant Shares pursuant thereto. If such registration statement is not declared effective by the Commission within 15 months following the consummation of the Company's initial public offering, then commencing on the first day of the 16th month following the consummation of this offering, the Company shall issue to each holder of Financing Shares and Financing Warrant Shares, on the first day of each month a registration statement continues not to have declared effective by the Commission, such number of additional shares of Common Stock as is equal to 10% of the number of Financing Shares and Financing Warrant Shares issued to and held by such holder and such number of additional warrants as is equal to 10% of the number of Financing Warrants issued to and held by such holder. The holders of the Financing Shares and Financing Warrants have agreed not to sell or otherwise dispose of any of such securities for a period of 24 months following the effective date of the Company's Registration Statement on Form SB-2, as amended dated 9/23/97 (File No. 333-27787).

     The Company has granted certain "demand" and "piggyback" registration rights to the holders of additional 433,223 shares of Common Stock. The demand registration rights are exercisable, under certain circumstances, commencing September 29, 1998.

     In connection with its initial public offering, the Company has agreed to grant to the Whale Securities Co., L.P. certain demand and piggyback registration rights in connection with the 400,000 shares of Common Stock issuable upon exercise of certain warrants and the additional warrants included therein.

                          TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock are American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (Registration No. 333- ) under the Securities Act with respect to the Shares (the "Registration Statement"). As permitted by the rules of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such office upon the payment of the fees prescribed by the Commission. The Registration Statement has been filed through EDGAR and is publicly available through the Commission's Web site (http://www.sec.gov).

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Common Stock is currently quoted on The NASD OTC Bulletin Board and such reports and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Beckman, Millman & Sanders LLP, New York, New York.

                              RNETHEALTH.COM, INC.

INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE
-------------------------------------------------------------------------------------------------------------
Independent Auditors' Report                                                                         F-2
-------------------------------------------------------------------------------------------------------------
Report of Independent Public Accountants                                                             F-3
-------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet as of June 30, 1999                                                       F-4
-------------------------------------------------------------------------------------------------------------
Consolidated Statements of Operations for the Years Ended June 30, 1998 and 1999                     F-5
-------------------------------------------------------------------------------------------------------------
Consolidated Statements of Shareholders' (Deficit) Equity for the Years Ended June
30, 1998 and 1999                                                                                    F-6
-------------------------------------------------------------------------------------------------------------
Consolidated Statements of Cash Flows for the Years Ended June 30, 1998 and 1999                     F-8
-------------------------------------------------------------------------------------------------------------
Notes to Consolidated Financial Statements as of June 30, 1999                                       F-9
-------------------------------------------------------------------------------------------------------------
Condensed Consolidated Balance Sheets as of March 31, 2000 (unaudited) and June 30,
1999                                                                                                 F-32
-------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statements of Operations (unaudited) for the three-month
and nine-month periods ended March 31, 2000 and 1999                                                 F-33
-------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine-month
periods ended March 31, 2000 and 1999                                                                F-34
-------------------------------------------------------------------------------------------------------------
Notes to Condensed Consolidated Financial Statements as of March 31, 2000                            F-35
-------------------------------------------------------------------------------------------------------------

                              .


INDEPENDENT AUDITORS' REPORT

To Board of Directors and Shareholders of Rnethealth.com, Inc.:

We have audited the accompanying consolidated balance sheet of Rnethealth.com, Inc. (the "Company") as of June 30, 1999, and the related consolidated statements of operations, shareholders' equity(deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rnethealth.com, Inc. as of June 30, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has negative working capital, reduced cash levels, recurring losses from operations and limited operating revenues that raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue operating as a going concern is dependent upon its ability (1) to obtain sufficient additional debt or equity capital, (2) to distribute its programming and services through multimedia channels, (3) to achieve a critical mass of viewers to attract advertisers and healthcare providers and (4) to acquire and develop appropriate content for its multimedia channels. The Company plans to raise additional working capital through private and public offerings. The success of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



CORBIN & WERTZ

Irvine, California
October 9, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Rnethealth.com, Inc.:


We have audited the accompanying consolidated statements of operations, shareholders' (deficit) equity and cash flows for the year ended June 30, 1998 of Rnethealth.com, Inc. (formerly known as The Recovery Network, Inc.).
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with accounting standard generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Rnethealth.com, Inc. for the year ended June 30, 1998, in conformity with accounting principals generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. The ability of the Company to operate as a going concern is dependent upon its ability (1) to obtain sufficient additional capital, (2) to distribute its programming and services through multimedia channels, (3) to achieve a critical mass of viewers to attract advertisers and healthcare providers and (4) to acquire and develop appropriate programming for broadcast. The Company plans to raise additional working capital through private and public offerings. The success of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



ARTHUR ANDERSEN LLP



Los Angeles, California
September 23, 1998

                              RNETHEALTH.COM, INC.

                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                           CONSOLIDATED BALANCE SHEET

                                  JUNE 30, 1999




ASSETS

Current assets:

   Cash                                                                                   $    136,058
   Accounts receivable, net of allowance for doubtful accounts
     of $32,000                                                                                256,499
   Current portion of capitalized programming costs, net                                        98,000
   Inventory                                                                                    55,593
   Prepaid expenses                                                                             70,345
                                                                                          ------------
        Total current assets                                                                   616,495

Capitalized programming costs, net                                                             421,648
Furniture and equipment, net                                                                   177,550
Other                                                                                           52,686
                                                                                          ------------

        Total assets                                                                      $  1,268,379
                                                                                          ============



LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Short-term notes payable, net of unamortized debt discount
     of $181,318                                                                          $    481,015
   Accounts payable                                                                            442,085
   Accrued payroll and benefits                                                                139,086
   Other accrued liabilities                                                                   295,256
   Accrued royalty expense                                                                     503,137
   Current portion of capital lease obligations                                                 19,817
                                                                                          ------------
        Total current liabilities                                                            1,880,396
                                                                                          ------------
Commitments

Shareholders' equity (deficit):

   Common stock, $.01 par value; 25,000,000 shares authorized; 15,494,507
     shares issued and outstanding                                                             154,945
   Additional paid-in capital                                                               21,813,509
   Prepaid consulting                                                                         (230,331)
   Common stock subscription receivable                                                        (50,000)
   Accumulated deficit                                                                     (22,300,140)
                                                                                          ------------
        Total shareholders' equity (deficit)                                                  (612,017)
                                                                                          ------------
        Total liabilities and shareholders' equity (deficit)                              $  1,268,379
                                                                                          ============



           See accompanying notes to consolidated financial statements

                              RNETHEALTH.COM, INC.

                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999




                                                                   1998                         1999
                                                                -----------                  -----------
Domestic sales                                                  $   894,758                  $ 1,533,922
                                                                -----------                  -----------

Operating expenses:
   Salaries and consulting                                        3,346,720                    4,819,488
   General and administrative                                     2,326,807                    2,659,700
   Programming                                                    1,543,997                    2,172,385
   Marketing                                                        497,467                      105,862
   Loss (gain) on investment in joint venture                       592,500                   (1,006,650)
   Cost of video and publication                                    216,889                      499,766
                                                                -----------                  -----------

        Total operating expenses                                  8,524,380                    9,250,551
                                                                -----------                  -----------

        Loss from operations                                     (7,629,622)                  (7,716,629)

Other income (expense):
   Interest                                                        (775,611)                    (489,552)
   Other income                                                     146,044                       65,694
                                                                -----------                  -----------

        Loss before provision for income taxes                   (8,259,189)                  (8,140,487)

Provision for income taxes                                            2,545                          800
                                                                -----------                  -----------

Net loss                                                        $(8,261,734)                 $(8,141,287)
                                                                ===========                  ===========

Loss per share information:
   Basic and diluted loss per share                             $     (1.91)                 $     (0.96)
                                                                ===========                  ===========

   Weighted average number of common and common
     equivalent shares outstanding                                4,336,405                    8,514,557
                                                                ===========                  ===========



           See accompanying notes to consolidated financial statements

                              RNETHEALTH.COM, INC.

                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999





                                           COMMON STOCK         ADDITIONAL      STOCK       PREPAID
                                      ----------------------     PAID-IN    SUBSCRIPTION    CONSULTING  ACCUMULATED
                                       SHARES        AMOUNT      CAPITAL     RECEIVABLE      COSTS       DEFICIT        TOTAL
                                      ---------     --------   ----------    ----------    ---------  ------------  ------------
Balance, July 1, 1997                 2,521,250     $ 25,212   $4,176,708     $     --     $ (5,625) $(5,897,119)   $(1,700,824)

Initial public offering of
 common stock and warrants,
 net of offering costs
 of $2,174,743                        2,415,000       24,151   10,117,606           --           --           --     10,141,757

Issuance of common stock and
 warrants for cash, net of
 offering costs of $205,000 and
 including 30,601 shares issued
 for placement services                 808,377        8,083    1,536,917           --           --           --      1,545,000


Services to be received in
 exchange for options and shares
 of common stock not yet issued              --           --    1,009,000          --    (1,009,000)          --             --

Purchase of FMS Productions, Inc.        44,000          440      208,560          --            --           --        209,000

Exercise of options                       2,867           29        2,178          --            --           --          2,207

Amortization of prepaid
 consulting costs                            --           --           --          --       553,375           --        553,375

 Net loss                                    --           --           --          --            --   (8,261,734)    (8,261,734)
                                   ------------ ------------ ------------ ------------ ------------  ------------   ------------
Balance, June 30, 1998                5,791,494       57,915   17,050,969          --      (461,250) (14,158,853)     2,488,781

Issuance of common stock
 for cash, net of offering
 costs of $150,000, including
 35,000 shares issued for
 placement services                   3,795,150       37,951     853,585           --           --            --        891,536



Continued                                F-6

                              RNETHEALTH.COM, INC.

                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) - CONTINUED

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999




                                           COMMON STOCK         ADDITIONAL      STOCK       PREPAID
                                      ----------------------     PAID-IN    SUBSCRIPTION    CONSULTING  ACCUMULATED
                                       SHARES        AMOUNT      CAPITAL     RECEIVABLE      COSTS       DEFICIT        TOTAL
                                      ---------     --------   ----------    ----------    ---------  ------------  ------------
Shares issued for cash
 to be received, including
 5,000 shares issued for
 placement services                    55,000          550       49,450      (50,000)          --            --            --

Exercise of options
 and warrants                       1,916,999       19,170      677,330           --           --            --       696,500

Issuance of common stock
 for compensation and services      3,935,864       39,359    1,828,928           --     (130,331)           --     1,737,956

Common stock to be issued
 for compensation and services             --           --      415,577           --           --            --       415,577

Issuance of detachable
 warrants with short-term
 notes payable                             --           --      598,000           --           --            --       598,000

Issuance of options and
 warrants for services                     --           --      964,670           --     (100,000)           --       864,670

Cancellation of options
 related to settlement of
 prior consulting agreement                --           --     (625,000)          --      281,250            --      (343,750)

Amortization of prepaid
 consulting costs                          --           --           --           --      180,000            --       180,000

Net loss                                   --           --           --           --           --    (8,141,287)   (8,141,287)
                                 ------------   ----------  -----------   ----------   ----------  ------------    ----------
Balance, June 30, 1999             15,494,507   $  154,945  $21,813,509   $  (50,000)  $ (230,331) $(22,300,140)   $ (612,017)
                                 ============   ==========  ===========   ==========   ==========  ============    ==========


           See accompanying notes to consolidated financial statements

                              RNETHEALTH.COM, INC.

                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999




                                                                1998              1999
                                                            ------------      ------------
Cash flows from operating activities:
   Net loss                                                 $ (8,261,734)     $ (8,141,287)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
      Issuance of common stock, options and warrants
        for compensation and services                                 --         2,674,453
      Amortization of notes payable discount                     479,568           416,682
      Amortization of prepaid consulting costs                   553,375           180,000
      Amortization of deferred financing costs                   130,529                --
      Amortization of capitalized programming costs              230,360           692,814
      Note issued for payment of services                             --            75,000
      Depreciation and other amortization                        166,956            89,446
      Provision for doubtful accounts                             16,000                --
      Loss (gain) on investment in joint venture                 592,500        (1,006,650)
      Changes in operating assets and liabilities:
         Accounts receivable                                    (194,678)           (1,749)
         Inventory                                                25,325                31
         Prepaid expenses                                        (33,365)          (11,125)
         Other assets                                             (3,887)          (17,156)
         Capitalized programming costs                          (565,783)         (255,000)
         Accounts payable, accrued payroll and benefits
          and other accrued liabilities                         (317,545)          157,573
         Accrued royalty expense                                 157,569           180,507
         Deferred compensation                                   (51,672)               --
         Due to shareholders and directors                       (65,751)               --
                                                            ------------      ------------

   Net cash used in operating activities                      (7,142,233)       (4,966,461)
                                                            ------------      ------------

Cash flows from investing activities:
   Proceeds from sale of investment in joint venture                  --           850,000
   Cash paid for purchase of FMS Productions, Inc.               (34,383)               --
   Purchases of furniture and equipment                         (206,569)          (63,807)
   Investment in joint venture                                  (368,000)          (67,850)
                                                            ------------      ------------

   Net cash provided by (used in) investing activities          (608,952)          718,343
                                                            ------------      ------------

Cash flows from financing activities:
   Proceeds from borrowings                                      574,990           825,000
   Payments on borrowings                                     (2,605,250)         (237,667)
   Payments on capital lease obligation                          (17,175)          (10,338)
   Proceeds from the issuance of common stock,
     warrants and stock subscriptions                         12,332,547         1,588,036
   Deferred offering and financing costs incurred               (343,558)               --
                                                            ------------      ------------

   Net cash provided by financing activities                   9,941,554         2,165,031
                                                            ------------      ------------


Continued

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



                                                     1998               1999
                                                 -----------        -----------
Net increase (decrease) in cash                    2,190,369         (2,083,087)

Cash, beginning of year                               10,883          2,219,145

Cash from acquisition of FMS                          17,893                 --
                                                 -----------        -----------

Cash, end of year                                $ 2,219,145        $   136,058
                                                 ===========        ===========


NOTE 1 - ORGANIZATION, LINE OF BUSINESS AND SIGNIFICANT BUSINESS RISKS

ORGANIZATION AND LINE OF BUSINESS

Rnethealth.com, Inc. (formerly known as The Recovery Network, Inc. changed as of
          ) (the "Company"), a Colorado corporation, is a digital media company drawing on the converging digital technologies of the Internet and cable television to deliver alternative and behavioral health programming products and services to a national audience. The Company was incorporated in May 1992 and commenced operations in February 1993.

ACQUISITIONS AND JOINT VENTURE


                              RECOVERY INTERACTIVE

The Company owned a 50% interest in Recovery Interactive ("RI"), a joint venture with TCI Online Recovery Net Holdings, Inc. ("TCIR"), an affiliate of Tele-Communications, Inc. ("TCI"), formed on August 1, 1996 to commence a business to provide behavioral health care products and services to managed care organizations and other organizations offering or providing health care services, as well as to provide information, interaction and support regarding recovery issues and prevention issues, through an integrated multimedia platform. During 1998 and 1999, the Company and TCI each made capital contributions to RI and incurred expenses on RI's behalf aggregating to approximately $368,000 and $67,850, respectively. The Joint Venture agreement was to continue through December 31, 2044. The Company's investment in the Joint Venture was accounted for under the equity method of accounting. The Company recorded a loss on investment in the joint venture for its entire investment of $592,500 in 1998 which included amounts to be paid to RI for operating losses incurred by RI through June 30, 1998.

In April 1999, the Company entered into an agreement with third parties to sell its interest in RI for $850,000. The Company recognized a gain on this sale of its investment of approximately $1,006,650, which is reflected in the accompanying consolidated statement of operations.


                                 FMS PRODUCTIONS

On December 10, 1997, the Company acquired 100 percent of the issued and outstanding common stock of FMS Productions, Inc . ("FMS") for total consideration of $225,490. Consideration included 44,000 shares of the Company's common stock valued at $209,000 ($4.75 per share) and a cash payment totaling $34,383, less $17,893 of cash received from FMS.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 1 - ORGANIZATION, LINE OF BUSINESS AND SIGNIFICANT BUSINESS RISKS, continued


Prior to the FMS acquisition, the Company was classified as a development stage company, due to the lack of significant operating revenues. Effective for the first quarter after the FMS acquisition (quarter ended March 31, 1998), the Company emerged from the development stage as a result of the revenues generated from FMS's operations subsequent to the purchase date.

The unaudited pro forma results of operations for the year ended June 30, 1998 (reflecting all adjustments which, in the opinion of management, are necessary for a fair presentation) as if the FMS acquisition was consummated on July 1, 1998, respectively, are as follows:


               Pro forma total revenues              $ 1,593,000
                                                     ===========

               Pro forma net loss                    $(8,265,000)
                                                     ===========

               Pro forma weighted average number

                of common shares                       4,356,055
                                                     ===========

               Pro forma loss per common share       $     (1.90)
                                                     ===========


SIGNIFICANT BUSINESS RISKS


                                  GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has negative working capital, reduced cash levels, recurring losses from operations and has limited operating revenues, that raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to operate as a going concern is dependent upon its ability (1) to obtain sufficient additional debt and equity capital from public and private sources, (2) to distribute its programming and services through multimedia channels, (3) to achieve a critical mass of viewers to attract advertisers and healthcare providers and (4) to acquire and develop appropriate content for internet and cable broadcastors. The Company plans to raise additional working capital through private and public offerings. To achieve this, the Company has embarked on a definitive plan to (1) get relisted on the Nasdaq Smallcap Exchange; (2) convert certain debt to equity; (3) appoint new members to the management team and board of advisors; and (4) receive an equity infusion from board members and other shareholders (see Note 11). The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



The financial statements do not include any adjustments related to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 1 - ORGANIZATION, LINE OF BUSINESS AND SIGNIFICANT BUSINESS RISKS,
         CONTINUED


                             GOVERNMENT REGULATIONS

The cable television industry is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the Federal Communications Commission (the "FCC"). Regulations governing the rates that can be charged to subscribers by cable systems not in markets subject to effective competition from other multichannel video program distributors could adversely affect the ability of cable systems with limited channel capacity to finance rebuilding or upgrading efforts to increase channel capacity or otherwise restrict their ability to add new programming such as the Company's program offerings. In addition, federal "must-carry" rules requiring cable operators to devote up to one-third of their channels to carriage of local commercial TV broadcast stations (and additional channels for noncommercial education TV stations); commercial leased access rules designating 10 to 15 percent of system channels for lease by unaffiliated programmers; and local regulatory requirements mandating further channel set-asides for public, governmental and educational use could reduce channel availability which might otherwise be available for the Company on many cable systems. Statutory provisions and FCC rules governing relationships among cable systems and competing forms of multichannel video program distribution, as well as the relations between the Company and its cable system affiliates could adversely affect the marketability of the Company's programming and the flexibility of the Company in its business dealings with outlets for its programming.

In addition, the Internet industry is subject to constantly evolving federal and state regulation. It is possible that certain legislation or pending legislation may adversely impact the Company's Internet operations.


                    DEPENDENCE UPON GROUP W NETWORK SERVICES

In May 1998, the Company entered into a five-year contract with Group W Network Services, a division of CBS Corporation, to provide program origination, master control operations, uplink and C-Band Satellite transponder services (the "Transponder Contract"). It is possible that Group W Network Services or Company affiliates could experience broadcast interruptions and equipment failures, which could last for a significant period of time. The Transponder Contract, as amended in April 1999 (see Note 10), allows the Company to broadcast 9 hours per day.

Through June 30, 1998, substantially all the households which received broadcast of The Recovery Network's programming were provided under the terms of the prior transponder contract with ATN (see Note 7). Starting September 1, 1998, the Company is entirely dependent on its own affiliate marketing efforts to obtain affiliate agreements with cable operators.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 2 - PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated statement of operations for 1998 includes the operating results of FMS from December 10, 1997 (the acquisition date) to June 30, 1998. For 1999, the consolidated statement of operations includes the operating results of FMS for the entire fiscal year. All intercompany transactions and accounts between the Company and FMS have been eliminated in consolidation.

USE OF ESTIMATES

In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts or revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Advertising revenues are recognized when the advertisements are broadcast. Video and publications revenues are recognized when the goods are shipped or later when accepted by the customer if acceptance is required. During 1998, the Company recorded approximately $695,000, $150,000 and $50,000 of video and publications, advertising and other revenues, respectively. During 1999, the Company recorded approximately $1,466,000, $26,000 and $41,000 of video and publications, advertising and other revenues, respectively.

CASH

At times, the Company maintains cash balances over the Federal Depository Insurance Corporation insurable limited of $100,000 per customer per financial institution.

FURNITURE AND EQUIPMENT

Furniture and equipment is depreciated or amortized over the estimated useful lives of the assets using straight-line and accelerated methods. Estimated useful lives range from 3 to 7 years.

Furniture and equipment, at cost, consist of the following at June 30, 1999:

         Computer equipment                                 $ 364,982
         Leasehold improvements                                10,000
         Office furniture                                      58,275
                                                            ---------
                                                              433,257

         Less accumulated depreciation and amortization      (255,707)
                                                            ---------

                                                            $ 177,550
                                                            =========

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 2 - PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued



INCOME TAXES

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred income tax assets and liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses and credits are based on the changes in deferred income tax assets and liabilities from period to period.

DEFERRED OFFERING COSTS

Costs associated with offerings of The Company common shares are initially capitalized and then netted with the proceeds received from the sale of the common shares when the offering is completed. If the intended offering is terminated, these costs are charged to operations. At June 30, 1999, the Company has no deferred offering costs.

DEFERRED FINANCING COSTS

Debt issuance costs are initially capitalized as deferred financing costs and amortized over the terms of the notes using the effective interest rate method. In the event the notes are repaid prior to their original maturity, any unamortized portion of the debt issuance costs capitalized will be charged to operations. At June 30, 1999, the Company has no deferred financing costs.

CAPITALIZED PROGRAMMING COSTS

Capitalized programming costs include direct costs of production, production overhead and costs to acquire distribution rights. Production costs are accumulated by each series produced or licensed. Production overhead is allocated proportionately to each series produced based on the direct production costs incurred for each series produced. The costs are charged to earnings as the series are broadcast based on the estimated number of future showings in accordance with SFAS No. 63, "Financial Reporting by Broadcasters."

Capitalized programming cost are stated at the lower of unamortized costs or estimated net realizable value on a series-by-series basis. A series estimated net realizable value is periodically reviewed by management and revised downward when warranted by changing conditions. Once adjusted, the new estimated realizable value establishes a new unamortized cost basis.

PREPAID CONSULTING COSTS

The value of common stock and options issued for consulting services is recorded as prepaid consulting costs as a component of shareholders' (deficit) equity. Such amounts are amortized, using the straight-line method, over the life of the consulting agreements.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 2 - PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

NON-MONETARY EXCHANGES

Accounting for the transfer or distribution of non-monetary assets or liabilities is based on the fair value of the assets or liabilities received or surrendered, which ever is more clearly evident. Where the fair value of the non-monetary assets received or surrendered cannot be determined with reasonable accuracy, the recorded book value of the non-monetary assets are used.

STATEMENT OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under SFAS No. 95, "Statement of Cash Flows." Required cash and non-cash transaction disclosures are as follows:

During 1998, deferred offering costs of $573,508 were recorded against proceeds from the Initial Public Offering. Deferred offering costs of $40,000, paid to the underwriters, were credited toward a two-year consulting agreement and recorded in other assets. The Company common stock of 44,000 shares was issued in connection with the acquisition of FMS.

The Company made cash payments of $2,545 in 1998 and $2,322 in 1999 for state income taxes. During 1998 and 1999, cash payments for interest expense were approximately $166,000 and $18,000, respectively.

COMPREHENSIVE INCOME

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. SFAS 130 has no impact on the financial statements of the Company as it has no additional items of comprehensive income.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. Company management has represented that the Company currently operates in only one segment (i.e., the cable television segment); therefore SFAS 131 has no impact on the financial statements of the Company.

NOTE 2 - PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

LOSS PER SHARE

The Company has adopted SFAS No. 128, "Earnings Per Share" ("EPS"), effective for the quarter ending December 31, 1997 and has restated its earnings per share disclosure for all prior periods presented to comply with SFAS No. 128. Under SFAS No. 128, primary EPS is replaced by "Basic" EPS, which excludes dilution and is computed by dividing income/loss available to common shareholders by the weighted average number of common shares outstanding for the period. "Diluted" EPS, which is computed similarly to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. When dilutive, stock options are included as share equivalents in computed diluted earnings per share using the treasury stock method.

Dilutive securities of 7,003,976 and 4,477,170 shares are not included in the calculation of diluted EPS in the years ending June 30, 1999 and 1998, respectively, because they are antidilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, receivables, trade payables and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments. The fair value of short-term notes payable is not determinable as these borrowings are with related parties or the carrying amount approximates fair values due to the short-term maturity of the notes (see Note 4).

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



New Accounting Pronouncements

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended by SFAS 137, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows as it currently does not engage in any derivative or hedging activities.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 ("SOP 98-5"), "Reporting the Costs of Start-Up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of this standard to have a material effect on its results of operations, financial position or cash flows.

NOTE 2 - PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

YEAR 2000

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which requires that long-lived assets and certain indentifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In accordance with the provisions of SFAS 121, the Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Based on its analysis, the Company believes that no impairment of the carrying value of its long-lived assets existed at June 30, 1999.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make proforma disclosures of net income (loss), as if the fair value method of accounting defined in SFAS 123 has been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

RECLASSIFICATIONS

Certain 1998 financial statement amounts have been reclassified to conform to the 1999 presentation.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 3 - CAPITALIZED PRODUCTION COSTS

Capitalized production costs, net of amortization, are as follows:

            Produced programs                           $   691,274
            FMS film library acquired                       376,762
            Licensed films                                  493,575
                                                        -----------
                                                          1,561,611

            Less accumulated amortization                (1,041,963)
                                                        -----------
                   Net capitalized production costs     $   519,648
                                                        ===========

Based on the Company's estimates of future showings, approximately 90 percent of the remaining unamortized costs will be amortized within the next three years.

                             NOTE 4 - NOTES PAYABLE

Notes payable consist of the following at June 30, 1999:


               Unsecured notes payable to shareholders,  interest at 10%, principal and interest due October 1999, net of
                 unamortized debt discount of $181,318                                      $306,015

               Convertible notes payable to shareholders, interest at
                 12%, principal and interest due March 2000                                  100,000

               Unsecured note payable to Group W Network Services,
                 interest at 10%, principal and interest due December 1999                    75,000
                                                                                            --------

                                                                                            $481,015
                                                                                            ========

The Company originally borrowed $725,000 under unsecured notes payable to shareholders, due April 1999. These notes had 500,000 detachable warrants at $0.01 per share, which were valued at $326,000 (based on a Black-Scholes computation under SFAS No. 123) and recorded as a debt discount. This discount was amortized as additional interest expense through the maturity of the original notes in April 1999. Upon maturity, the Company negotiated an extension of $487,333 of the notes (along with accrued interest on the entire original note balance totaling approximately $25,000) through October 1999 in exchange for an additional 950,000 detachable warrants at $0.01 per share. The new warrants were valued at $272,000 (based on a Black-Scholes computation under SFAS No. 123) and recorded as a debt discount, which is being amortized as additional interest expense through the maturity of the new notes. Through June 30, 1999, the Company recorded a total debt discount of $598,000, of which $416,862 has been amortized to interest expense.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



The convertible notes payable to shareholders are convertible at any time into common stock at the lower of (1) 70% of the average closing bid price for the common stock for the five days immediately preceding the conversion date; or (2) $0.50. These notes are in default due to the Company's de-listing from the NASDAQ SmallCap exchange under the terms of the agreements. The Company has negotiated the conversion of most notes with the note holders at $0.50 per share, which will be completed in early fiscal year 2000.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999




                              NOTE 5 - INCOME TAXES

The components of the net deferred income tax asset at June 30, 1999 are as follows:


               Carryforward of net operating losses               $ 6,894,000
               Development costs capitalized for tax purposes         403,000
               Other temporary differences                            131,000
                                                                  -----------
                                                                    7,428,000

               Valuation allowance                                 (7,428,000)
                                                                  -----------
               Deferred income tax asset                          $        --
                                                                  ===========

The provision for income taxes of $2,545 and $800 for the fiscal years ended June 1998 and 1999, respectively, consist only of the current state provision.

Differences between the provision for income taxes and income taxes at the statutory federal income tax rate for the years ended June 30, 1998 and 1999 are as follows:

                                                    1998                                1999
                                       -----------------------------       -----------------------------
                                          AMOUNT            PERCENT            AMOUNT          PERCENT
                                       -----------       -----------       -----------       -----------
Income tax benefit at federal
  statutory rate                       $(2,808,124)           (34.00)%     $(2,768,038)           (34.00)%
State taxes, net of federal income
  tax effect                                 2,545              0.03               800              0.00
Net operating losses and other
  deferred income tax assets not
  benefited                              2,808,124             34.00         2,768,038             34.00
                                       -----------       -----------       -----------       -----------

                                       $     2,545              0.03%      $       800              0.00%
                                       ===========       ===========       ===========       ===========

As of June 30, 1999, the Company had approximately $18,700,000 of federal net operating loss carryforwards, which will expire in fiscal years ending 2008 to 2013. As of June 30, 1999, the Company had approximately $9,300,000 of California state net operating loss carryforwards, which will expire in fiscal years ending 2001 to 2004. Under SFAS No. 109, the Company has recorded valuation allowances against the realization of its deferred tax assets. The valuation allowance is based on management's estimates and analysis, which include the impact of tax laws which may limit the Company's ability to utilize its tax loss carryforwards.

Additionally, pursuant to Internal Revenue Service code section 382, the Company's existing net operating loss carryforwards, and other deferred tax assets and liabilities, may be unavailable for future use due to significant ownership changes of the Company's common stock.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999




NOTE 6 - CAPITAL STOCK TRANSACTIONS

Initial Public Offering

On October 3, 1997, the Company consummated its Initial Public Offering pursuant to which it issued 2,415,000 units. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share. The units were sold for $5.10 each for net proceeds of approximately $10,142,000.

1998 PRIVATE PLACEMENT

In June 1998, the Company issued (i) 808,377 shares of common stock for net proceeds of approximately $1,545,000, and (ii) warrants to purchase 70,000 shares of common stock at an exercise price of $5.50 per share through June 29, 2001 (the "1998 Private Placement"). The shares were issued at a 25 percent discount when compared to current public trading prices at the time of the placement. The Company placed 346,449 shares of common stock into escrow, which were released in fiscal year 1999 along with a warrant to purchase 30,000 shares at $5.50 per share through 2001 once shareholder approval was obtained, for net proceeds of approximately $720,000.

The 1998 Private Placement also provides for additional shares of common stock to be issued pursuant to certain other provisions of the 1998 Private Placement agreement, including shares issuable for no additional consideration pursuant to certain reset rights (as defined in the agreement) and shares issuable for up to $3,000,000 pursuant to the put rights (as defined in the agreement).

The 1998 Private Placement was amended twice in fiscal 1999. After the amendments and shares issued under the reset rights through June 1999, the transaction can be summarized as follows: net cash proceeds were approximately $2,111,536 for 4,218,527 shares, with warrants to purchase another 100,000 shares of common stock at $5.50 per share, and 500,000 shares of common stock at $0.01 per share (418,000 shares were exercised in Fiscal year 2000) exercisable through June 2001. In May 1999, the Company issued additional warrants to purchase 500,000 shares of common stock at $0.25 per share in exchange for a 90 day deferral of any further reset rights for 90 days. The Company is negotiating the termination of the reset rights; however, there can be no assurances that this negotiation will be successful. ( See Note)

ACQUISITION OF FMS

As discussed in Note 1, during fiscal 1998 the Company issued 44,000 shares to shareholders of FMS in connection with the acquisition of FMS.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



JUNE 1999 PRIVATE PLACEMENT

In June 1999, the Company issued 385,000 shares pursuant to a private placement in exchange for $325,000 (net of offering costs). The Company issued another 55,000 shares to an escrow agent until the additional $50,000 in committed cash was received, which occurred after June 30, 1999. In connection with this private placement, 385,000 warrants were issued to the investors and placement agents at $0.35 per share, exercisable through June 2002. The Company has a put option in connection with this offering to the investor group for an additional $1,500,000 in exchange for 1,500,000 shares exercisable within two weeks after the Company gets re-listed on the NASDAQ SmallCap exchange, contingent upon numerous other items as outlined in the agreement. If the put option is exercised, additional warrants and shares will be issued to investors and placement agents as defined in the agreement. The agreement also includes reset rights for the investors after an initial 90 day waiting period, as referred in the agreement.

NOTE 6 - CAPITAL STOCK TRANSACTIONS, CONTINUED

ISSUANCE OF STOCK FOR COMPENSATION AND SERVICES

During fiscal 1999, the Company issued 3,935,864 shares of common stock to employees, directors, and consultants in connection with amounts owed to these parties for compensation and other services rendered. Based on the trading price of the stock on the dates of issuance (discounted up to 15% for restricted shares issued), the Company recorded total expense of approximately $1,737,956 in salaries and consultant expense, with an additional $100,000 being recorded as a prepaid to be amortized to expense through April 2000. In addition, the Company recorded an additional expense amount of $415,577 in fiscal 1999 for shares issued after June 30, 1999 related to services performed through June 30, 1999.

EXERCISE OF OPTIONS AND WARRANTS

In fiscal 1998 and 1999, holders of options and warrants exercised 2,867 and 1,916,999 shares of common stock, respectively, for proceeds of $2,207 and $696,500, respectively

OTHER STOCK TRANSACTIONS

During April 1998, the Company entered into a consulting agreement whereby consulting services were to be rendered in exchange for 200,000 shares of common stock and options to purchase 200,000 shares of common stock. The securities are to vest through September 1998. No securities were issued under the agreement through June 30, 1998 as the Company was negotiating to equity or cancel the agreement, however, approximately 106,000 shares of common stock had vested under the terms of the original agreement of June 30, 1998. In 1998, the Company has recorded compensation expense of approximately $522,000 related to this agreement. In 1999, the agreement was cancelled and a new agreement was executed for only 200,000 options. As a result of the cancellation, $343,750 of previously recognized consulting expense, was reversed along with a corresponding amount in shareholders' equity (deficit).

In management's opinion, all of the above transactions have been recorded at the estimated fair market value of the Company's common stock at the date of grant.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 7 - RELATED PARTY TRANSACTIONS

COMPENSATION

During fiscal years 1998 and 1999, cash payments of approximately $660,000 and $0, respectively, were made to shareholders and directors, including affiliated companies, for compensation in connection with services rendered.

SHARES ISSUED TO RELATED PARTIES

In April 1999, the Company issued 900,000 restricted shares to a director as compensation for services rendered on behalf of the Company. The shares were valued at approximately $287,000, which was recorded to salaries and consulting expense in the accompanying consolidated statement of operations.

Beginning in December 1998, the Company issued shares to employees and directors for a portion of their compensation and expense reimbursement. The total shares issued to employees and directors (exlcuding the 900,000 shares referred to above) was approximately 2,410,000, valued at approximately $1,031,000, which was recorded to salaries and consulting expense in the accompanying consolidated statement of operations.

ATN SATELLITE NESTING CONTRACT

In April 1997, the Company entered into the Nesting Contract with ATN (a related company) under which ATN will provide the Company with satellite uplink, master control and other related services on its satellite transponder for two hours of broadcast time per day. The Nesting Contract expired on August 31, 1998.

During 1998 and 1999, the Company made cash payments of $57,000 and $0, respectively, to ATN.

NOTES PAYABLE

See Note 4 for a discussion of these transactions.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 8 - EMPLOYMENT AGREEMENTS

The Company has two employment agreements with employees, which provide for base salary and bonuses through fiscal 2003. The bonuses are payable annually and are primarily calculated based on revenues of the subsidiary, as defined in the agreements. The future minimum payments under these agreements are as follows:


               Years Ending
                  June 30,
               ------------
                   2000                 $224,000
                   2001                  224,000
                   2002                  224,000
                   2003                  112,000
                                        --------
                                        $784,000
                                        ========

The employment agreements contain certain non-compete and severance pay clauses, as defined in the agreements. Upon termination for cause, the agreements will be cancelled with no additional amounts owing to the terminated party.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 9 - OPTIONS AND WARRANTS

STOCK OPTIONS

The Company has the following stock option plans: the 1996 Employee and Consultants Stock Option Plan, the 1996 Board of Directors and Advisory Board Retainer Stock Option Plan, the 1997 Management Bonus Plan, the 1998 Stock Plan, the 1999 Stock Compensation Plan and the 1999 Stock Option Plan. A total of 2,890,251 shares of common stock are reserved for issuance, pursuant to options granted and to be granted under these plans. 1,932,876 shares are available for grant under the plans as of June 30, 1999. Options pursuant to the 1996 and 1997 plans have fully vested as of June 30, 1998, resulting from change of control provisions being activated due to changes in the Board of Directors of the Company. Options under the 1998 and 1999 plans both generally vest over three years. All plan options generally expire in four to five years.

The plans provide for option grants at exercise prices not less than the fair market value on the date of grant. All options granted under the 1996 plans were at an exercise price of $5.00 per share. All grants under the 1997 and 1998 plans were repriced, effective August 3, 1998, as the Board of Directors of the Company approved the repricing of options to purchase 806,746 shares granted under these two plans, certain non-plan options and an option granted after June 30, 1998. Such repricing was effected by offering to exchange new options with an exercise price of $1.56 per share, which was the fair market value of the common stock on the date of repricing, for the options then held by such optionees. The new options otherwise have identical terms and conditions as the current original options.

As of April 1999, certain employee options were canceled in anticipation of being reissued in early fiscal 2000 at a reduced price of $0.43 per share (the issuance has not yet occurred). During 1998 and 1999, non-plan options to purchase 109,833 and 2,286,830 shares, respectively, of common stock were granted. The options' exercise prices ranged from $1.56 to $3.00 per share in 1998 and $0.23 and $5.00 per share in 1999. The vesting and expiration of these options vary. During 1998, 1,000 of these options were cancelled upon termination of employment of an optionee. Options granted to non-employees,(totaling 1,577,915 shares) during fiscal 1999 were valued under SFAS No. 123 using the Black-Scholes option pricing model (see below), totaling $434,670 in fiscal 1999.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



The following is a summary of all options granted to employees, directors and consultants to acquire the Company's common stock as of June 30, 1998 and 1999:


                                  Shares Subject                           Price
                                    To Option         Exercisable          Range
                                  --------------    -------------     -------------
         Balance, July 1, 1997         280,627                        $1.30 - $5.00

           Granted                     890,209                        $1.56 - $5.00
           Exercised                    (2,867)                       $        1.30
           Canceled/expired            (99,546)                       $1.56 - $5.00
                                     ---------

         Balance, June 30, 1998      1,068,423                        $1.56 - $5.00

           Granted                   2,724,665                        $0.23 - $5.00
           Exercised                  (917,000)                       $0.38 - $2.00
           Canceled/expired         (1,142,113)                       $0.38 - $3.00
                                     ---------

         Balance, June 30, 1999      1,733,975          1,079,685     $0.23 - $5.00
                                    ==========      =============     =============

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999




NOTE 9 - OPTIONS AND WARRANTS, CONTINUED

The following table summarizes information about stock options outstanding at June 30, 1999:


                                               Outstanding                    Exercisable
                                       --------------------------      --------------------------
                                       Weighted         Weighted                        Weighted
 Range of             Total             Average          Average                          Average
 Exercise            Options           Remaining        Exercise         Options        Exercise
   Price           Outstanding           Life             Price        Outstanding        Price
-------------      -----------         ---------        ---------      -----------      ---------
$0.23 - $0.75       1,271,000              2            $    0.39          596,002      $   0.47
$1.00 - $1.56         210,853              3                 1.42          210,312          1.42
$1.81 - $2.50         126,292              2                 2.20          107,810          2.24
$3.00 - $5.00         125,830              2                 3.85          125,830          3.85
                    ---------                                            ---------
                    1,733,975                                            1,039,685
                    =========                                            =========


If the Company had elected to recognize compensation cost based on the fair value of the options granted to employees as prescribed by SFAS No. 123, net loss and loss per share would have been increased to the pro forma amounts indicated in the table below (in thousands, except per share amounts):


                                         YEAR ENDED      YEAR ENDED
                                           JUNE 30,        JUNE 30,
                                            1998            1999
                                          ---------      ---------
         Net loss - as reported           $  (8,262)     $  (8,141)

         Net loss - pro forma             $  (8,532)     $  (8,539)

         Loss per share - as reported     $   (1.91)     $   (0.96)

         Loss per share - pro forma       $   (1.97)     $   (1.00)

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                                 1998                 1999
                                               --------        -------------------
         Expected dividend yield                   0%                            0%
         Expected stock price volatility          72%                     30 - 214%
         Risk free interest rate                 6.0%                          6.5%
         Expected life of options            5 years                   1 - 4 years


The weighted average fair value of options granted during fiscal year 1998 is $1.00. During 1999, the weighted average fair value of options granted to employees was $0.41.

NOTE 9 - OPTIONS AND WARRANTS, CONTINUED

Stock Warrants

The following is a summary of all warrants granted to shareholders, consultants and others to acquire the Company's common stock as of June 30, 1998 and 1999:



                                   Shares Subject                         Price
                                    To Warrants      Exercisable          Range
                                   --------------   -------------     -------------
         Balance, July 1, 1997         515,498                        $3.87 - $5.50

           Granted                   2,835,000                        $5.50 - $9.08
                                    ----------

         Balance, June 30, 1998      3,350,498                        $3.87 - $9.08

           Granted                   2,935,000                        $0.01 - $5.50
           Exercised                  (999,999)                       $        0.01
           Canceled/expired            (15,498)                       $        3.87
                                    ----------

         Balance, June 30, 1999      5,270,001          5,270,001     $0.01 - $9.08
                                    ==========      =============     =============

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



The following table summarizes information about stock warrants outstanding at June 30, 1999:

                                               Outstanding                    Exercisable
                                       --------------------------      --------------------------
                                       Weighted         Weighted                        Weighted
                      Total             Average          Average                          Average
 Exercise           Warrants           Remaining        Exercise        Warrants        Exercise
   Price           Outstanding           Life             Price        Outstanding        Price
-------------      -----------         ---------        ---------      -----------      ---------
   $ 0.01             950,001              2            $    0.01          950,001      $   0.01
     0.25             500,000              3                 0.25          500,000          0.25
     0.35             385,000              3                 0.35          385,000          0.35
     5.50           3,015,000              3                 5.50        3,515,000          5.50
     9.08             420,000              3                 9.08          420,000          9.08
                    ---------                                            ---------
                    5,270,001                                            5,270,001
                    =========                                            =========


In connection with the granting of these warrants, the Company recorded additional consulting expense of $0 and $430,000 in fiscal 1998 and 1999, respectively. The value of the fiscal year warrants are estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:


                                                            1999
                                                        -----------
           Expected dividend yield                               0%
           Expected stock price volatility               133 - 214%
           Risk free interest rate                             6.5%
           Expected life of warrants                    1 - 3 years

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999


NOTE 10 - COMMITMENTS

Operating Leases

The Company has operating lease agreements for its facilities that expire at various dates through 2001. Under one of the agreements, the Company has an option to extend the lease through May 2004. The leases require that the Company also pay for certain insurance coverages and common area charges throughout the term of the lease. The aggregate minimum future commitments under operating leases are as follows:

                     Years Ending
                        June 30,
                     ------------
                          2000                        $138,000

                          2001                         132,000

                          2002                          20,000
                                                      --------

                                                      $290,000
                                                      ========

Rent expenses charged to operations in fiscal 1998 and 1999 were approximately $79,600 and $232,400, respectively.

CAPITAL LEASES

The Company leases certain office equipment under a capital lease. At June 30, 1999, minimum lease payments under the terms of the lease agreement are as follows:


                Years Ending
                  June 30,
                ------------
                    2000                         $19,817
                                                 =======


TRANSPONDER CONTRACT

In May 1998, the Company entered into a five year contract with Group W Network Services to provide program origination, master control operations, uplink and C-Band Satellite transponder services. The contract requires the Company to make monthly payments of approximately $85,000.

                              RNETHEALTH.COM, INC.
                 (FORMERLY KNOWN AS THE RECOVERY NETWORK, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999



NOTE 10 - COMMITMENTS, CONTINUED

In April 1999, the Company negotiated a settlement of its accounts payable balance owing to Group W Network Services as follows: payment of $150,000 in cash, issuance of 500,000 of the Company's restricted common stock valued at $159,000, and a note payable for $75,000 with an interest rate of 10% due in December 1999. Future payment obligations were reduced to $50,000 per month in advance in exchange for a reduction in daily broadcasting to nine hours per day (see Note 1).

CONSULTING AGREEMENTS

The Company is a party to various consulting agreements related to marketing, website generally design, corporate development, strategic partnering, technology, etc. These agreements range in term from 30 days to 2 years and require varying amounts of cash and stock payments. Total estimated expenses to be recognized under these contracts is $600,000, most of which will be recognized in fiscal 2000. Total estimated shares and options/warrants to be granted in the future under these agreements is approximately 450,000 shares and 1,115,000 shares, respectively.

UNIVERSITY OF FLORIDA GRANT

The Company entered into an agreement to provide funding for an unrestricted educational grant of $120,000 during fiscal 2000 to the University of Florida for research and development of a web site to provide alternative and behavioral health and wellness assistance.

NOTE 11 - SUBSEQUENT EVENTS

Since year end, the Company has issued an additional 2,427,595 shares of stock, primarily for the exercise of 418,000 warrants at $0.01 per share, employee compensation, reimbursable employee expenses, consulting expense and debt discount (on shareholder loans totaling $225,000).

In addition, certain shareholders have loaned the Company $225,000. The loans bear interest at 10%, with principal and interest due on the earlier of (1) January 2000 or (2) immediately upon the closing of a debt or equity financing. The notes are convertible to stock at $0.50 per share.

Company management is currently negotiating with noteholders and key internal shareholders to raise additional capital by the following: (1) convert all existing debt and accrued interest to equity (estimated at approximately $756,000 at $0.25 per share; (2) receive an equity infusion from key internal shareholders totaling $600,000 at $0.25 per share; and (3) offer noteholders an opportunity to buy additional $756,000 of equity at $0.25 per share. There are no assurances that management will be successful in negotiating this transaction as contemplated.

PART I - FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

                              RNETHEALTH.COM, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET



                                                                       MARCH 31,
                                                                          2000
ASSETS                                                                (UNAUDITED)         JUNE 30,1999
                                                                     -------------       -------------
Current assets:
   Cash                                                              $     877,917       $     136,058
   Accounts receivable, net of allowance for doubtful
     accounts of $16,000 as of March 31, 2000 and
     $32,000 as of June 30, 1999                                            84,934             256,499
   Current portion of capitalized programming costs, net                    85,000              98,000
   Inventory                                                                63,978              55,593
   Prepaid expenses                                                        112,978              70,345
                                                                     -------------       -------------
        Total current assets                                             1,224,807             616,495

Capitalized programming costs, net                                         110,577             421,648
Furniture and equipment, net                                               136,069             177,550
Capitalized website development costs, net                                 152,270                  --
Other                                                                       52,185              52,686
                                                                     -------------       -------------

                                                                     $   1,675,908       $   1,268,379
                                                                     =============       =============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Short-term notes payable, net of unamortized debt
    discount of $0 and $181,318                                      $      37,500       $     481,015
   Accounts payable                                                        406,613             442,085
   Accrued payroll and benefits                                            179,861             139,086
   Other accrued liabilities                                               240,656             295,256
   Accrued royalty expense                                                 273,275             503,137
   Current portion of capital lease obligations                                 --              19,817
                                                                     -------------       -------------
        Total current liabilities                                        1,137,905           1,880,396
                                                                     -------------       -------------

Commitments

Shareholders' equity (deficit):
   Common stock, $0.01 par value; 50,000,000 shares authorized;
    29,960,872 and 15,494,507 shares issued and outstanding at
   March 31, 2000 and June 30, 1999, respectively                          299,606             154,945
   Additional paid-in capital                                           29,641,294          21,813,509
   Common stock subscription receivable                                         --             (50,000)
   Prepaid consulting                                                           --            (230,331)
   Accumulated deficit                                                 (29,402,897)        (22,300,140)
                                                                     -------------       -------------
        Total shareholders' equity (deficit)                               538,003            (612,017)
                                                                     -------------       -------------
                                                                     $   1,675,908       $   1,268,379
                                                                     =============       =============

      See accompanying notes to condensed consolidated financial statements

                              RNETHEALTH.COM, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                    THREE-MONTH PERIODS ENDED             NINE-MONTH PERIODS ENDED
                                                              MARCH 31,                           MARCH 31,
                                                  ------------------------------       ------------------------------
                                                       2000              1999               2000              1999
                                                  ------------       -----------       ------------       -----------

Domestic sales                                    $    264,209       $   268,433       $    985,880       $   947,392
                                                  ------------       -----------       ------------       -----------

Operating expenses:
   Salaries and consulting expenses                    620,904           866,021          3,401,509         3,153,255
   General and administrative expenses                 557,283           222,274          1,156,428         1,592,613
   Programming expenses                                 17,173           168,653            455,596         1,496,726
   Cost of video and publication sales                 160,668            91,313            412,763           309,377
   Marketing expenses                                    3,077           233,401             22,061           396,506
                                                  ------------       -----------       ------------       -----------
        Total operating expenses                     1,359,105         1,581,662          5,448,357         6,948,477
                                                  ------------       -----------       ------------       -----------

Loss from operations                                (1,094,896)       (1,313,229)        (4,462,477)       (6,001,085)

Other income (expense):
Interest expense                                        (5,695)         (285,375)        (1,919,590)         (299,253)
Gain on investment in joint venture                         --           597,675                 --           597,675
Interest income                                             --             2,000              1,291            62,686
                                                  ------------       -----------       ------------       -----------

Loss before provision for state income taxes        (1,100,591)         (998,929)        (6,380,776)       (5,639,977)


Provision for state income taxes                            --                --                 --               974
                                                  ------------       -----------       ------------       -----------

Net loss                                          $ (1,100,591)      $  (998,929)      $ (6,380,776)      $(5,640,951)
                                                  ============       ===========       ============       ===========


Loss per share information - basic and
  diluted loss per share                          $      (0.04)      $     (0.14)      $      (0.30)      $     (0.75)
                                                  ============       ===========       ============       ===========

Weighted average number of common and
  common equivalent shares outstanding              25,329,152         7,142,575         21,426,404         6,643,258
                                                  ============       ===========       ============       ===========

      See accompanying notes to condensed consolidated financial statements

                              RNETHEALTH.COM, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                    NINE-MONTH PERIODS ENDED
                                                                            MARCH 31,
                                                                  -----------------------------
                                                                      2000              1999
                                                                  -----------       -----------
Cash flows from operating activities:
   Net loss                                                       $(6,380,776)      $(5,640,951)
Adjustments to reconcile net loss to net cash used in
     operating activities:
      Amortization of prepaid consulting                              230,331                --
      Value of shares issued for interest expense,
        compensation and other services                             1,142,224           795,016
      Imputed interest on beneficial conversion of debt               448,944                --
      Value of options and warrants granted                         2,226,879                --
      Amortization of notes payable discount                          181,318           255,000
      Accrued interest on notes converted to stock                     51,493                --
      Amortization of capitalized programming costs                   337,071           626,000
      Depreciation and other amortization                              63,343            90,056
      Gain on investment in joint venture                                  --          (597,675)
      Changes in operating assets and liabilities:
         Accounts receivable                                          171,565           181,215
         Inventory                                                     (8,385)           (7,072)
         Prepaid expenses                                             (42,633)           24,188
         Other assets                                                     501           (34,655)
         Capitalized programming costs                                (13,000)         (249,917)
         Accounts payable, accrued payroll and benefits, and
           other accrued liabilities                                  (49,297)          699,643
         Accrued royalty expense                                     (229,862)               --
         Due to joint venture                                              --           (74,500)
                                                                  -----------       -----------
   Net cash used in operating activities                           (1,870,284)       (3,933,652)
                                                                  -----------       -----------

Cash flows from investing activities:
   Costs incurred for website development                            (152,270)               --
   Purchases of furniture and equipment                               (21,862)         (101,079)
   Investment in joint venture                                             --          (150,000)
                                                                  -----------       -----------
   Net cash used in investing activities                             (174,132)         (251,079)
                                                                  -----------       -----------

Cash flows from financing activities:
   Proceeds from borrowings from shareholders                         230,000           499,000
   Payments on borrowings                                             (37,500)               --
   Payments on capital lease obligations                              (19,817)           (7,121)
   Deferred offering and financing costs incurred                          --          (100,000)
   Net proceeds from the issuance of common stock, shares
      committed to be issued and collections of
      subscription receivable                                       2,613,592         1,664,536
                                                                  -----------       -----------
   Net cash provided by financing activities                        2,786,275         2,056,415
                                                                  -----------       -----------

Net increase (decrease) in cash                                       741,859        (2,128,316)
Cash, beginning of period                                             136,058         2,219,145
                                                                  -----------       -----------

Cash, end of period                                               $   877,917       $    90,829
                                                                  ===========       ===========

      See accompanying notes to condensed consolidated financial statements

                              RNETHEALTH.COM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                  MARCH 31, 2000

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of RnetHealth.com, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial statements and the instructions to Form 10-QSB related to interim period financial statements. Accordingly, these condensed consolidated financial statements do not include certain information and footnotes required by generally accepted accounting principles for complete financial statements. However, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary in order to present the financial statements fairly. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements, and notes thereto, which are included in the Company's Registration Statement on Form SB-2/A (File No. 333-90481 dated November 12,
1999), and the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999.

Web Site Development Costs

During the quarter ended March 31, 2000, the Company adopted EITF 00-02, "Accounting for Web Site Development Costs," which states that all costs relating to software used to operate a web site and relating to development of initial graphics and web page design should be accounted for using Statement of Position ("SOP") 98-1. SOP 98-1 allows the capitalization of these costs. As a result, the Company has capitalized $152,270 of such costs during the quarter ended March 31, 2000. These costs will be amortized over a two year period beginning when the web site is operating (anticipated to be during the quarter ending June 30, 2000).

NOTE 2 - ISSUANCE OF COMMON STOCK

In July 1999, the Company issued 931,687 shares of stock to employees and consultants for services rendered in the Company's fiscal year ended June 30, 1999. The value of such shares was recorded previously as shares subscribed; therefore, the issuance of these shares had no impact on operations or equity. In addition, the Company received $50,000 from the June 1999 private placement and the related shares were issued out of escrow.

From July 1999 to March 2000, the Company issued 999,612 shares of stock to employees and consultants for employment and other consulting services, recognizing expenses of $595,392. In that same period, the Company issued 1,064,445 shares to various related-party lenders who provided short-term financing for the Company. The value of such shares (totaling $384,331) has been recorded as additional interest expense in the accompanying consolidated statement of operations for 1999 since the related short-term notes were immediately convertible at the option of the note holder. In addition, the Company has committed to issue 86,182 shares at March 31, 2000 to various employees and service providers, the estimated value of which (totaling $162,501) has been recognized in operating expenses in the quarter ended March 31, 2000.

From July to March 2000, option and warrant holders exercised their rights to acquire 3,336,868 shares of common stock, resulting in proceeds of $739,859 to the Company.

                              RNETHEALTH.COM, INC.

                                   (UNAUDITED)
                                 MARCH 31, 2000

NOTE 2 - ISSUANCE OF COMMON STOCK, CONTINUED

On September 28, 1999, the Company entered into a Restructuring Agreement with various investors. Pursuant to the Restructuring Agreement, the Company agreed to the following: (i) issue 500,000 shares to various investors in lieu of any further reset rights under the June 1998 Private Placement Agreement; (ii) issue 400,000 shares as an initial reset of the purchase price of common stock under the June 1999 subscription agreement, with all further resets based on a purchase price of $0.50 with a subsequent issuance of 1,200,000 shares as a further reset; (iii) fix the conversion price on the $100,000 convertible note (see below) at $0.50; and (iv) reprice 500,000 warrants issued in May 1999 from $0.01 to $0.25 per share (see Note 3), all of which were exercised during the period ended March 31, 2000 (see above). The issuance of the 2,100,000 under various reset rights described above were recorded as a stock dividend of $721,980.

In January 2000, the Company issued 336,842 shares to an investor, resulting in net proceeds of $200,000. Also in January 2000, the Company issued 2,221,606 shares to a group of existing investors, resulting in proceeds of $556,271. The Company also received $1,067,462 in proceeds for stock that has not yet been issued. See Note 8 for more details.

Debt Restructuring

On October 12, 1999, the Company entered into Debt Restructuring Agreements with certain note holders. Pursuant to these agreements, the note holders agreed to accept shares of the Company's common stock at the rate of $0.25 per share as payment for the principal and interest owed. The total debt and accrued interest balance converted was $760,826 for 3,043,305 shares. The Company recorded interest expense of $191,728 related to this conversion. Also, the note holders were given the right to acquire an additional 3,043,305 shares at $0.25 per share for at least a minimum of 45 days, which was subsequently extended to January 15, 2000. The value of these warrants was $760,826, which was recorded as interest expense for the quarter ended December 31, 1999. In January 2000, 1,966,366 of these warrants were exercised. The remaining warrants have expired.

On November 18, 1999, additional notes and accrued interest totaling $108,000 were converted for 432,000 shares at a beneficial price of $0.25 per share resulting in additional imputed interest expense of $27,216.

Authorized Shares

On February 24, 2000, the shareholders of the Company voted to increase common stock authorized to 50,000,000 from 25,000,000.

                              RNETHEALTH.COM, INC.

                                   (UNAUDITED)

                                 MARCH 31, 2000

NOTE 3 - STOCK OPTIONS AND WARRANTS

In connection with various arrangements, the Company has granted options and warrants to acquire a total of 9,638,717 shares of common stock to various investors, employees, consultants and Board of Director members for the nine-month period ended March 31, 2000. These options have exercise prices between $0.15 and $1.50 per share and vest immediately through two years. The estimated fair value of the non-employee options and warrants granted (under SFAS No. 123) or amended during the nine-month period ended March 31, 2000 (see
Note 2) or the intrinsic value of employee options and warrants granted below market value (under APB Opinion 25), at the time of grant, totaled approximately $2,226,879 and has been included in equity. During the quarter ended March 31, 2000, the Company granted 450,000 options (50% of which vested by March 31, 2000 subject to further conditions) to an employee who resigned effective April 28, 2000. The fair value of the vested warrants (approximately $380,000) was not recorded in the accompanying statement of operations as the termination (and related expense reversal) occurred within one day of end of the fiscal quarter and management believes that presenting the expense in one quarter and the reversal in the following quarter would be misleading to the reader of these statements.

In addition to the options mentioned above, approximately 1,569,552 options and warrants expired during the period.

NOTE 4 - DEBT

Debt consists of an unsecured note payable to Group W Network Services, interest at 10%, principal and interest due March 31, 2000, totaling $37,500. Management believes that this obligation will be satisfied in the near future. The debt is currently past due. However, management believes that there will not be a material negative impact as a result of the late satisfaction of this note payable.

The debt discount amortization totaled $181,318 during the period ended December 31, 1999. In connection with the $230,000 of promissory notes (which were converted to common stock - see Note 2), the note holders received 1,064,445 shares of stock (valued at $384,331) that have been recorded as additional interest expense for the period ended December 31, 1999. Also, the promissory note holders were given a conversion option equivalent to 50% of the share price on the date of conversion. This beneficial conversion was recorded as additional interest expense of $230,000 during the quarter ended September 30, 1999 as the notes were immediately convertible.

NOTE 5 - LOSS PER SHARE

Net loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents during the periods presented. Options and warrants to purchase 11,736,273 shares of common stock (at prices ranging from $.01 to $9.075 per share) and 5,450,835 shares of common stock (at prices ranging from $0.01 to $9.075 per share) were outstanding as of March 31, 2000 and 1999, respectively, and were excluded from the computation of loss per share assuming dilution as they would have been anti-dilutive.

                              RNETHEALTH.COM, INC.

                                   (UNAUDITED)

                                 MARCH 31, 2000

NOTE 6 - GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has significant recurring losses from operations and limited operating revenues. These factors (among others) raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to operate as a going concern is dependent upon its ability to obtain sufficient additional debt and/or equity capital. The Company plans to raise additional working capital through strategic alliances and private and public offerings. The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The financial statements do not include any adjustments related to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company has a consulting agreement with an unrelated company. In connection with the agreement, the Company is obligated to reserve for issuance 200,000 shares, which will be paid to the consultant over a twenty-four month period at 8,333 shares per month. If the agreement is terminated prior to the conclusion of the twenty-four month period, the consultant has no right to receive any additional shares that have not yet been granted. Through December 31, 1999, 57,331 shares have been granted under this agreement. An additional 25,000 shares are committed to be issued as of March 31, 2000, valued at $55,389, which is included in shareholders' equity.

NOTE 8 - SUBSEQUENT EVENTS

Stock Activity

Through April 13, 2000, the Company has issued an additional 1,831,835 shares of common stock, as follows: (1) 800,000 shares issued to investors for $800,000 that was received prior to March 31, 2000; (2) 875,653 shares issued in connection with the exercise of warrants totaling $237,500 that was received prior to March 31, 2000; (3) 150,000 shares issued to investors for $150,000 that was received after March 31, 2000; and (4) 6,182 shares issued to an employee for services rendered prior to March 31, 2000 (and recognized at March 31, 2000).

The Company is committed to issue an additional 80,000 shares for services that were accrued at March 31, 2000 (see Note 2). In addition, the Company is committed to issue an additional 119,848 shares in connection with $29,962 received from existing shareholders.

Commitments and Contingencies

The Company has entered into an agreement with the University of Florida to research, prepare and compile or create certain clinical materials for the Company. The agreement is for a one-year period, requiring minimum payments of $50,000 and maximum payments of $300,000.

The Company is involved in various legal proceedings generally incidental to its business. Because litigation contains an element of uncertainty, there can be no assurance that the Company will be able to achieve a favorable resolution for these proceedings. An unfavorable resolution or prolonged litigation, the cost of which may be substantial, could have a material adverse affect on the Company's financial position or results of operations.

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
                              RNETHEALTH.COM, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)

                                 MARCH 31, 2000

NOTE 9 - SEGMENT REPORTING

The Company is currently operating under one business segment and developing two other segments. Thus, no additional segment reporting is required.








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